Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of this 2nd day of October, 2017, (the “Effective Date”) by and among the following (the “Parties”):

U.S. Business Holdings, Inc., a Delaware corporation, with an address of 143 Union Boulevard, Suite 800, Lakewood, Colorado 80228 (“Purchaser”),

MBE WorldWide S.p.A., an Italian Societa per Azioni, with an address of V. le Lunigiana, 35-37, Milan, Italy (“Guarantor”),

BC Alpha LLC, a Delaware limited liability company, with an address of c/o Western Capital Resources, Inc., 11550 “I” Street, Suite 150, Omaha, Nebraska 68137 (“Seller”),

BC Alpha Holdings II, LLC, a Delaware limited liability company with an address of c/o Western Capital Resources, Inc., 11550 “I” Street, Suite 150, Omaha, Nebraska 68137 (“Seller’s Owner”), and

Western Capital Resources, Inc. a Delaware corporation with an address of 11550 “I” Street, Suite 150, Omaha, Nebraska 68137 (“WCR”)

with reference to the following facts and circumstances:

1.	As of the Effective Date, the Seller owns approximately 99.2% of the capital stock of AlphaGraphics, Inc., a Delaware corporation with an address of 215 South State Street, Suite 320, Salt Lake City, Utah 84111 (the “Company”).

2.	Seller’s Owner owns all of the membership interests of Seller.

3.	WCR owns all of the membership interests of Seller’s Owner.

4.	Guarantor owns all of the capital stock of Purchaser.

5.	The Purchaser desires to acquire all of the capital stock of the Company in order to operate the Business (hereinafter defined).

6.	Subject to the satisfaction of the Conditions (hereinafter defined), the Seller shall sell, and the Purchaser shall purchase, all of the capital stock of the Company.

7.	Seller’s Owner and WCR (collectively, the “Ownership Group”) are parties to this Agreement solely for the purposes of, and only to the extent provided in, Section 8 (Seller Warranties), Section 9 (Indemnities), Section 10 (Purchaser’s Remedies), Section 11 (Limitation of Liability), Section 13 (Tax), Section 14 (Confidentiality and Non-Disclosure), Section 15 (Non-Competition Covenants), Section 16 (Release), Section 18 (Announcements), and Section 19 (Further Assurances), Section 20 (Assignment), Section 24 (General).

NOW, THEREFORE, for an in consideration of the foregoing recitals and for the consideration hereinafter set forth, the Parties agree as follows:

1.	Definitions. Unless defined elsewhere in this Agreement, capitalized terms have the meanings set out for them below.

a.	Accounts means (i) the Audited Accounts and (ii) the Management Accounts.

b.	Accounts Dates means both the Audited Accounts Date and the Management Account Date.

c.	Adjusted Net Working Capital means the Net Working Capital, as reflected on the Estimated Closing Working Capital Statement, less the amount, if any, of the Excess Cash Distribution. If no Excess Cash Distribution is permissible (in accordance with Section 17.e) or no Excess Cash Distribution is otherwise made, the Adjusted Net Working Capital shall then be equal to the Net Working Capital set forth on the Estimated Closing Working Capital Statement.

d.	Affiliate means any entity that, directly or indirectly, owns or controls or is owned or controlled by, another entity. For the purposes of this definition, “control” means the power to direct the management and policies of such entity, whether directly or indirectly.

e.	AIM Account means the separate and segregated assets and liabilities related to the collection and disbursement of the AIM Funds in accordance with the Franchise Agreements.

f.	AIM Balance means an amount equal to (i) the intercompany accounts payable by the AIM Account to the Company as of the close of business on the Closing Date, less (ii) the intercompany accounts payable owed by the Company to the AIM Account as of the close of business on the Closing Date.

g.	AIM Funds means the AlphaGraphics Integrated Marketing Fees, collected and held by the Company from Franchisees as provided in the Franchise Agreements.

h.	AIM Closing Schedule is the schedule calculating the AIM Balance, prepared in accordance with calculation set forth on Part 2 of Schedule 2.

i.	AIM Shortfall is defined in Section 6.e.

j.	Amount Claimed is defined in Section 7.b.

k.	Assets means all (i) personal property (tangible and intangible) used by the Company in the operation of the Business, including all Intellectual Property; and (ii) all real estate used by the Company in the operation of the Business; in either case, whether owned, leased, licensed or otherwise made available to the Company, all as set forth on Schedule 7 (provided that, in the case of personal property, Schedule 7 lists only those such Asset(s) that have a book value in excess of $50,000).

l.	Audited Accounts means the audited financial statements of the Company, prepared in accordance with GAAP for the fiscal year ended on the Audited Accounts Date, including the balance sheet, income statement, cash flow, associated footnotes and changes in shareholders’ equity, as disclosed to Purchaser. For the avoidance of doubt, the Audited Accounts do not account for, or otherwise include, the AIM Account.

m.	Audited Accounts Date means December 31, 2016, the end of the Company’s most recent fiscal year.

n.	BCP means Blackstreet Capital Partners II, LP, a limited partnership with an address of 5425 Wisconsin Avenue, Suite 701, Chevy Chase, MD 20815.

o.	Business means the operation of the AlphaGraphics® franchised business to provide the Retail Service pursuant to a Franchise Agreement with a Franchisee or a Master Franchise Agreement with a Master Franchisee, as applicable.

p.	Business Day means any day, excluding Saturday, Sunday or any other day on which commercial banks in New York, New York USA are authorized or required by Law to close.

q.	Cash Consideration means SIXTY-ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($61,500,000.00), as may be adjusted as set forth herein.

r.	Claim Notice is defined in Section 7.b.

s.	Closing means the exchange of documents, instruments and funds for the completion of the sale and purchase of the Shares in accordance with this Agreement.

t.	Closing Cash Amount means the Cash Consideration, (i) less the Escrow Amount, (ii) less the Reverse Split Payment, (iii) less the Option Cancellation Payment, (iv) (1) plus the amount, if any, by which the Adjusted Net Working Capital, as reflected on the Estimated Closing Working Capital Statement, is greater than the Closing Net Working Capital Target, or minus (2) the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Working Capital Statement is less than Closing Net Working Capital Target, (v) (1) plus the amount, if any, by which the AIM Balance as reflected on the Estimated AIM Closing Statement is greater than zero, or minus (2) the amount, if any, by which the AIM Balance as reflected on the Estimated AIM Closing Statement is less than zero, and (vi) minus the amount, if any, by which the USC Balance, as reflected on the Estimated USC Closing Statement, is less than zero.

u.	Closing Date is defined in Section 4.

v.	Closing Net Working Capital Schedule is the schedule calculating the Net Working Capital of the Company as of the Closing, prepared in accordance with Pro Forma Working Capital Schedule, including, but separately accounting for, the USCs.

w.	Closing Net Working Capital Target means ZERO DOLLARS ($0.0).

x.	Commitment Letter is defined in Section 12.d.

y.	Company Parties is defined in Section 16.a.

z.	Conditions means the conditions to Closing identified in Section 4 and Schedule 1.

aa.	Confidential Information means (i) all confidential information relating to the Company, the Franchisees or the Business, including all data and information that is a trade secret or competitively sensitive, financial information (including revenue and cost history and forecasts), employee data, sales information, business plans, accounting and Tax records, and similar material, whether or not such information is reduced to tangible form or marked “confidential;” and (ii) all information which has been directly derived or obtained from the information described in (i).

bb.	Current FDDs is defined in Section 17.a of Schedule 3.

cc.	Data Room means the “Cristobal” iDeals data room comprising the actual copies of documents and other information relating to the Company and Ownership Group made available to the Purchaser online through the iDeals website.

dd.	De Minimis Amount is defined in Section 11.

ee.	DGCL means the Delaware General Corporation Law, as amended.

ff.	Disagreement Notice is defined on Schedule 2.

gg.	Discontinued Subsidiaries means those Subsidiaries (whether corporations, LLCs or other forms) owned or controlled in whole or in part by the Company, inside or outside the United States, from January 1, 2007 but no longer active or existing as of the Closing Date.

hh.	Disclosure Letter means the disclosure letter in the agreed form, delivered to the Purchaser on or prior to the Effective Date and signed by the Seller and initialed by the Purchaser on the Effective Date, as may be supplemented pursuant to Section 24.b.

ii.	Dispute has the meaning set forth in Section 24.l.

jj.	Draft AIM Closing Schedule is defined on Schedule 2.

kk.	Draft Closing Net Working Capital Schedule is defined on Schedule 2.

ll.	Due Diligence means the Seller’s production, and the Purchaser’s inspection, of documents, records, material and information pertaining to the Company’s formation, ownership, history, financial and operating records and other matters.

mm.	Effective Date has the meaning set forth in the first paragraph of this Agreement.

nn.	Employee Detail List means the list of all Employees showing the hire date, base salary and other compensation and benefits detail, included as part of Schedule 4.

oo.	Employees means all those persons employed by the Company as of the date of this Agreement as identified on Schedule 4.

pp.	Encumbrances means any option or right to acquire, option or right of preemption, any mortgage, pledge, lien, assignment (collateral or absolute), assignation, hypothecation, restriction, security interest (including any created by law), guarantee, title retention or other agreement or arrangement creating an interest in the relevant property.

qq.	Escrow Account means the separate designated interest-bearing deposit account to hold the Escrow Amount to be deposited by Purchaser with the Escrow Agent at Closing.

rr.	Escrow Agent means Access National Bank.

ss.	Escrow Agreement means that agreement among the Parties and the Escrow Agent establishing the Escrow Account.

tt.	Escrow Amount means SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00), being that portion of the Cash Consideration paid by Purchaser into the Escrow Account.

uu.	Estimated AIM Closing Statement has the meaning set forth in Section 3.

vv.	Estimated Closing Working Capital Statement has the meaning set forth in Section 3.

ww.	Estimated USC Closing Statement has the meaning set forth in Section 3.

xx.	Excess Cash Distribution has the meaning set forth in Section 17.e.

yy.	Exchange Act means the Securities Exchange Act of 1934, as amended.

zz.	Executive Agreement means the agreement between the Company and Ms. Burke, to be executed and delivered at Closing in the form attached hereto as Schedule 5.

aaa.	FDD means franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” “Uniform Franchise Offering Circulars,” or “UFOCs”) prepared in accordance with the FTC Rule (or its predecessor) and all variations of such forms which have been approved for use or used in any state or jurisdiction requiring the filing and/or approval of any Franchise Agreement and/or FDDs.

bbb.	Final Determination means either (i) the Seller’s and the Purchaser’s agreement in writing (such written agreement not to be unduly withheld or delayed following any oral agreement between the parties); or (ii) the judgment of a court or arbitration proceedings in respect of the claim and either no right of appeal lies in respect of such judgment or the parties are debarred, whether by passage of time or otherwise, from exercising any such right of appeal.

ccc.	Financing is defined in Section 12.d.

ddd.	Franchise Agreements means those franchise agreements (including schedules, exhibits, riders, addenda, amendments, and modifications thereto) currently in effect between the Company and Franchisees to operate the Business and provide the Retail Service in the United States.

eee.	Franchise Brokers means Third Party brokers, intermediaries, referral firms or finders engaged by the Company to identify and refer potential franchisees.

fff.	Franchise Law means the FTC Rule and any other Law regulating the offer or sale of franchises or governing the relationships between franchisors and franchisees.

ggg.	Franchisee means a Third Party who is a party (as the franchisee) to a Franchise Agreement with the Company to provide the Retail Service in the United States. All Franchisees are identified on Schedule 8.

hhh.	Fraud means intentional or willful misrepresentation of material facts which constitutes common law fraud under the laws of the State of Delaware.

iii.	FTC means the Federal Trade Commission.

jjj.	FTC Rule means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchise,” 16 C.F.R. Section 436.1 et seq.

kkk.	GAAP means United States Generally Accepted Accounting Principles, consistently applied.

lll.	General Warranty Period End Date means the day that is twenty-four (24) months after the Closing.

mmm.	Governmental Body means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

nnn.	Historic FDDs is defined in Section 16.b of Schedule 3.

ooo.	Independent Accountant means CBIZ, Inc., that is, the accountant to whom initial disputes about the Net Working Capital shall be referred for resolution in accordance with this Agreement.

ppp.	Intellectual Property means all legal and beneficial rights in each of the following: copyrights, trade and service marks, trade names, domain names, rights in logos, inventions, Confidential Information, registered designs, design rights, patents and patent applications, rights protecting goodwill or reputation, computer software and data, databases, all rights of privacy, all intangible rights and privileges of a nature similar to the foregoing, anywhere located, whether or not registered.

qqq.	IRC means the United States Internal Revenue Code of 1986, as amended.

rrr.	Law means any and all (a) United States federal, state and local laws, statutes, directives, orders, regulations, rules, judgments, injunctions, treaties, writs, codes and ordinances, including the requirements of the US Federal Trade Commission, the Securities and Exchange Commission, and (b) all other disclosure and reporting requirements, and all rules, regulations, and codes adopted by any Governmental Body or Tax Authority.

sss.	Lender is defined in Section 12.d.

ttt.	Liability means all Loss, liabilities, Tax, duties and obligations of every description (including, for the avoidance of doubt, any and all out of pocket costs, expenses, losses or expenditures reasonably incurred in investigating or defending against any liability that may arise), whether deriving from contract, Law or otherwise, whether present or future, actual or contingent, ascertained, unknown or disputed, and whether owed or incurred severally or jointly or as principal or surety.

uuu.	Licensed IP means all Intellectual Property used by the Company that is not Owned IP, as set forth on Schedule 7.

vvv.	Loss means any and all losses, liabilities, costs, deficiencies, penalties, demands, fines, assessments, Taxes, interest, expenses (including reasonable professional fees), court costs, damages, duties, expenditures, amounts of judgments, awards, settlements or demands that are owed, imposed upon or otherwise incurred, suffered or sustained by the relevant Party, including any amounts paid in investigation or settlement.

www.	Management Accounts means the unaudited monthly accounts of the Company prepared in accordance with GAAP, including a balance sheet, income statement and cash flow statement, from the Audited Accounts Date and ending on the Management Accounts Date. For the avoidance of doubt, the Management Accounts do not account for, or otherwise include, the AIM Account.

xxx.	Management Accounts Date means the day as of which the Management Accounts are stated, which shall be the Effective Date; provided, however, if the Effective Date does not occur on the last day of a calendar month, the Management Accounts shall be stated as of the last day of the calendar month immediately preceding the Effective Date.

yyy.	Master Franchise Agreement means a master franchise agreement or franchise agreement (including schedules, exhibits, riders, addenda, amendments, and modifications thereto) entered into between the Company and a Master Franchisee since July 1, 2012 to provide the Retail Service in any country other than the United States.

zzz.	Master Franchisee means a Third Party who is a party to a Master Franchise Agreement with the Company in effect as of the Effective Date. All Master Franchisees are identified on Schedule 8.

aaaa.	Material Adverse Change means any change, effect, event, occurrence, condition or development that has had or would be reasonably expected to have a material adverse effect on the business, assets, properties, condition, liabilities or operating results of the Company or the Business, taken as a whole; provided, however, that, any change, effect, event, occurrence, condition or development resulting from any of the following shall not constitute a Material Adverse Change, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a Material Adverse Change: (i) changes of Law after the Effective Date, (ii) changes in GAAP or interpretations thereof, (iii) any change, event or effect in general economic conditions, in conditions pertaining specifically to the industry in which the Company operates, or in the securities markets of the U.S. in general that does not affect the Company in a materially disproportionate manner; (iv) any action required by this Agreement or any Transaction Document or at the specific request of Purchaser, other than the actions contemplated by or related to the Reverse Split or the Reverse Split Payment, (v) the announcement, pendency or completion of the transactions contemplated hereby, including the public announcement thereof on relationships with customers, suppliers, employees and Franchisees (excluding any claim or litigation from any person challenging the transactions contemplated hereby, asserting claims arising out of or related to the transaction contemplated hereby or the exercising any appraisal or similar rights), and (vi) the occurrence of any acts of terrorism, war or natural disaster.

bbbb.	Material Suppliers means those Suppliers that have provided at least $250,000 in goods and/or services to the Company in 2016 or 2017 (on an annualized basis).

cccc.	Minority Shareholder means any person, trust or other entity that owns Shares of the Company other than the Seller. The Minority Shareholders, their ownership interests and the amount of the Reverse Split Payment to each Minority Shareholder are set forth on Schedule 9.

dddd.	Minority Shares means the Shares owned by the Minority Shareholders.

eeee.	Net Working Capital means: (a) Surplus Cash (if any), the Restricted Cash, accounts receivable, pre-paid expenses and other current assets, less (b) accounts payable, accrued liabilities and deferred revenue and other current liabilities, all booked in accordance with GAAP. Net Working Capital does not include (a) the AIM Balance, the AIM Funds or other similar payments from Franchisees to support marketing, advertising and promotion, or any component of the AIM Account, (b) Universal Service Credits, (c) deferred Taxes, Tax refunds, accrued Taxes, or Taxes payable (including, without limitation, any sales or payroll Taxes), whether included as an asset or liability, or any affect that the Company’s deferred Taxes would otherwise have on Net Working Capital, (d) the Reverse Split Payment, (e) the Option Cancellation Payment, and (f) other items as identified on Schedule 2.

ffff.	Option Cancellation Agreements mean those certain Option Cancellation and Redemption Agreements between the Company, Seller and each Option Holder providing for the cancellation of all stock options held by the Option Holder.

gggg.	Option Cancellation Payment means Six Hundred Ninety Six Thousand Five Hundred Sixty Seven Dollars and 87/100 (696,567.87), being that portion of the Cash Consideration to be paid by Purchaser to the Company to be delivered to the Option Holders pursuant to the Option Cancellation Agreements, as described in Section 2.b. Such payment, plus the portion of the Option Redemption Payment (as such term is defined in the Option Cancellation Agreement) that the Option Holders direct to be held in the Escrow Account pursuant to the Option Cancellation Agreements, represents the consideration paid to cancel all stock options held by the Option Holders.

hhhh.	Option Holders is defined in Section 2.b.

iiii.	Owned IP means all Intellectual Property owned by the Company and identified as such on Schedule 7.

jjjj.	Permitted Encumbrance means (a) Encumbrances for current Taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (b) Encumbrances as reflected in title or other public records relating to real property owned or leased by the Company, (c) Encumbrances that would be disclosed by an accurate survey, (d) Encumbrances arising from or created by municipal and zoning ordinances, and (e) Encumbrances arising out of work performed, services provided or materials delivered that are not reflected in the public records and that arise in the ordinary course of business.

kkkk.	Pro Forma Working Capital Schedule has the meaning set forth in Part 1 of Schedule 2.

llll.	Purchaser Indemnified Party (individually) or Purchaser Indemnified Parties (collectively) means the Purchaser and its Affiliates (including the Company), and its and their respective employees, officers, directors, partners, managers, members, equity-holders, agents, representatives, successors and assigns (but excluding the Seller and all members of the Ownership Group).

mmmm.	Released Claims is defined in Section 16.a.

nnnn.	Reasonable Best Efforts means the prompt, continuous and diligent efforts by the relevant Party using the skills, experience and resources such Party has available to it, but not requiring such Party (a) to spend an amount of money or effort in connection with making such efforts that is in excess of what is reasonable in light of the industry and geography in which the Party operates; or (b) to sell or otherwise divest itself of any part of its business or assets or accept any obligation to do so.

oooo.	Reporting Entity means Seller or that member of the Ownership Group that has consolidated the Company and the Business into that Party’s United States Federal Income Tax Return for the relevant time period.

pppp.	Reminder Claim Notice is defined in Section 7.b.

qqqq.	Response Notice is defined in Section 7.b.

rrrr.	Restricted Affiliate is defined in Section 15.

ssss.	Restricted Cash means cash and cash equivalents held by the Company pursuant to its Franchise Agreements #031 and #012 for locations in Tucson, Arizona.

tttt.	Restricted Competitor is defined in Section 15.

uuuu.	Retail Service means the customized print and marketing communication products and services offered to businesses by the Franchisees pursuant to the Franchise Agreements and by the Master Franchisees pursuant to the Master Franchise Agreements using the Company’s AlphaGraphics® franchise system and offered under the AlphaGraphics® trademarks, service marks and other commercial symbols, including visual communication services as described in the Franchise Agreements and Master Franchise Agreements.

vvvv.	Reverse Split is defined in Section 2.a.

wwww.	Reverse Split Payment means FOUR HUNDRED EIGHTY NINE THOUSAND TWENTY DOLLARS AND 64/100 ($489,020.64), being that portion of the Cash Consideration to paid by Purchaser at the direction of the Seller to the Minority Shareholders on behalf of the Company as a result of the reverse split described in Section 2.a.

xxxx.	Rules has the meaning set forth in Section 24.l.

yyyy.	Schedules means those agreements, terms and conditions set forth on schedules to be delivered separately to Purchaser concurrently with the execution and delivery of this Agreement, which are incorporated into and part of this Agreement. The Schedules include:

i.	Schedule 1 Closing Matters

ii.	Schedule 2 Closing Net Working Capital Calculation; AIM Balance

iii.	Schedule 3 Seller Warranties

iv.	Schedule 4 Directors, Officers and Employees (including the Employee Detail List)

v.	Schedule 5 Executive Agreements

vi.	Schedule 6 Pre-Closing Undertakings

vii.	Schedule 7 Assets (including Intellectual Property Registration list)

viii.	Schedule 8 List of Franchisees and Master Franchisees

ix.	Schedule 9 Shareholders

x.	Schedule 10 Purchase Price Allocation

xi.	Schedule 11 Side Letter from Blackstreet Capital Management LLC to Purchaser

xii.	Schedule 12 List of Current and Historic FDDs

zzzz.	Seller Indemnified Party (individually) or Seller Indemnified Parties (collectively) means the Seller, each member of the Ownership Group and their respective Affiliates, and its and their respective employees, officers, directors, partners, managers, members, equity-holders, agents, representatives, successors and assigns (but excluding the Company).

aaaaa.	Seller Indemnifying Parties means collectively the Seller and each member of the Ownership Group, and Seller Indemnifying Party means an individual party within the Seller Indemnifying Parties.

bbbbb.	Seller Releasing Parties is defined in Section 16.a.

ccccc.	Seller Warranties means the representations and warranties of the Seller set forth herein, including on Schedule 3.

ddddd.	Shareholders means the Seller and all others owning any of the Shares.

eeeee.	Shareholder Agreements means all agreements between the Company and any holder of the Company’s Shares.

fffff.	Shares means the shares of issued and outstanding capital stock, however designated, of the Company, representing the entirety of all ownership interests in the Company.

ggggg.	Stock Option Agreements means those agreements between the Company and any Third Party, including Ms. Burke and Mr. Grohs, entitling those individuals, under certain circumstances, to obtain the option to purchase certain of the Company’s Shares.

hhhhh.	Surplus Cash means, if positive, the Company’s cash and cash equivalents as of the Closing, less the Universal Service Credits earned by or creditable to any Franchisee as of the Closing (as may be further adjusted pursuant to Section 6.c).

iiiii.	Subsidiary means an Affiliate owned or controlled, directly or indirectly, by another entity.

jjjjj.	Supplier means any firm whose goods or services are used by the Company or the Franchisees in the performance of the Business.

kkkkk.	Tax or Taxes means (i) any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being a transferee or successor to any person.

lllll.	Tax Authority means the United States Internal Revenue Service, and all other federal, state, provincial and local authorities competent to impose, collect or administer any Tax.

mmmmm.	Tax Claim is defined in Section 13.

nnnnn.	Tax Covenant means those undertakings of Seller and the Ownership Group set forth in Section 13.

ooooo.	Tax Return means any return, declaration, report, schedule, notice, form, claim for refund, or information return or statement (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body.

ppppp.	Third Party means any person who is not a Party to this Agreement.

qqqqq.	Third Party Claim is defined in Section 11.

rrrrr.	Transaction means the execution and delivery of this Agreement and the other documents and instruments contemplated herein, the payment of the Cash Consideration, and the other acts necessary or desirable to effect the intention of the Parties as set forth in this Agreement.

sssss.	Transaction Documents means this Agreement (including all of its Schedules) and all other documents and instruments contemplated by or referred to herein.

ttttt.	USC Funds has the meaning set forth in Part 1 of Schedule 2.

uuuuu.	Universal Service Credits (or “USCs”) means all value credited or creditable by the Company as of Closing to certain Franchisees who are entitled by the terms of their Franchise Agreements to a credit usable by the Franchisee (a) to pay for certain services provided by the Company, (b) to pay for marketing and promotional activities, or, (c) in some circumstances, to offset against funds otherwise payable by the Franchisee to the Company, in any case whether those Universal Service Credits are creditable to the Franchisee who earned them, or have been transferred by that Franchisee to another Franchisee. For the avoidance of doubt, any Liabilities associated with Franchise Agreements #031 and #012 for locations in Tucson, Arizona are not, and shall not be included in the calculation of, the USCs.

vvvvv.	USC Balance means an amount equal to the Company’s cash and cash equivalents (excluding Surplus Cash, if any) as of the close of business on the Closing Date, less the Universal Service Credits earned by or creditable to any Franchisee as of the close of business on the Closing Date.

wwwww.	USC Shortfall has the meaning set forth in Section 6.d.

xxxxx.	Unlimited Warranties means those warranties identified as such on Schedule 3.

yyyyy.	Working Capital Shortfall has the meaning set forth in Section 6.c.

References to any law, statute or regulation shall be construed as a reference to the same as it may have been, or may from time to time be, consolidated, amended, modified or re-enacted.

Reference to this Agreement includes all schedules to it.

The word “including” means “including, without limitation.”

References to “indemnify” or “indemnifying” any person against circumstances include indemnifying and holding such person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs and expenses made or incurred as a consequence of, or which would not have arisen but for, that circumstance.

Reference to income, profits or gains earned, accrued or received on or before Closing or with respect to a period ending on or before Closing shall include income, profits or gains deemed or treated for Tax purposes to have been, or as having been, earned, accrued or received before Closing or with respect to that period.

Reference to any event occurring or commencing on or before a particular date or time shall include the case where such event is deemed or treated for Tax purposes to have occurred or commenced on or before that date.

2.	Purchase and Sale of the Shares.

a.	Immediately prior to Closing, the Seller shall cause the Company to take all necessary action pursuant to and in strict compliance with the requirements of the DGCL and the Company’s certificate of incorporation to effect a “reverse split” of the Company’s outstanding common and preferred shares, with the Company to pay cash after the Closing for any fractional shares that would otherwise be held by the Minority Shareholders pursuant to Section 155 of the DGCL (the “Reverse Split”) in an aggregate amount equal to the Reverse Split Payment.

b.	Effective as of the Closing, Seller shall terminate the Amended and Restated AlphaGraphics, Inc. 2013 Stock Option Plan, terminate all Stock Option Agreements, and ensure that all options and rights issued under that plan (including options and rights issued to Ms. Burke and Mr. Grohs (collectively, the “Option Holders”) are extinguished. In furtherance of the foregoing, the Seller shall cause the Company to enter into the Option Cancellation Agreements with each of the Option Holders, with the Company to pay cash after the Closing to the Option Holders in an aggregate amount equal to the Option Cancellation Payment in accordance with the Option Cancellation Agreements, subject to all required Tax and other mandatory withholdings. The Purchaser shall cause the Company to make such payment and withhold all applicable Taxes and other mandatory withholdings on the entire amount of the Option Redemption Payment (as such term is defined in the Option Cancellation Agreement) in accordance with the terms and conditions of the Option Cancellation Agreements.

c.	Pursuant and subject to the terms of this Agreement, at Closing, the Seller shall sell, and the Purchaser (or its nominee) shall purchase for the Cash Consideration, all legal and beneficial title to the Shares outstanding as of Closing, together with all rights attached or accruing to the Shares, free from all Encumbrances and from all other rights or claims exercisable by any Third Party or any Minority Shareholder.

d.	After the Closing, the Purchaser shall be entitled to exercise all rights attached or accruing to the Shares, including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company’s competent body.

e.	The Seller waives all rights of preemption over any of the Shares conferred upon the Seller by the constitutional documents of the Company or in any other way, and undertakes to take all steps necessary to ensure that all rights of preemption over the Shares are waived.

f.	The Purchaser reserves the right to appoint a nominee, which shall be an Affiliate of the Purchaser, to effect the purchase of the Shares, provided that the Purchaser shall remain jointly and severally liable with the nominee for the due and punctual fulfillment by the nominee of its obligations to complete the purchase of the Shares and to pay the Cash Consideration in accordance with the terms of this Agreement. If the Purchaser elects to appoint a nominee, the Purchaser shall notify the Seller at least three (3) Business Days prior to Closing.

g.	Further details of the Closing and the actions to be undertaken by the Parties in connection with Closing are set forth in Section 4 below and on Schedule 1, Closing Matters.

3.	Consideration.

a.	Not fewer than two (2) Business Days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser (i) a calculation of (a) the Company’s estimated Net Working Capital, which shall represent the Seller’s reasonable estimate of the Net Working Capital as of the close of business on the Closing Date and shall be prepared in accordance with the Pro Forma Working Capital Schedule, and (b) the resulting Adjusted Net Working Capital (the “Estimated Closing Working Capital Statement”); (ii) Seller’s reasonable estimate of the USC Balance as of the close of business on the Closing Date (the “Estimated USC Closing Statement”); and (iii) Seller’s reasonable estimate of the AIM Balance as of the close of business on the Closing Date (the “Estimated AIM Closing Statement”).

b.	At Closing, the Purchaser shall pay to or at the direction of the Seller, the Closing Cash Amount.

c.	At Closing, the Purchaser shall deposit the Escrow Amount into the Escrow Account in accordance with Schedule 1 (Closing Matters).

d.	At Closing, the Purchaser shall deliver to the Company an aggregate amount equal to the sum of (i) the Reverse Split Payment, and (ii) the Option Cancellation Payment, with the Purchaser to cause the Company to deliver such amounts to the Minority Shareholders and the Option Holders in accordance with Sections 2.a and 2.b.

e.	After the Closing, the Parties shall confirm the balance of (i) the Company’s Net Working Capital in accordance with Part 1 of Schedule 2, (ii) the AIM Balance in accordance with Part 2 of Schedule 2; and (iii) the USC Balance in accordance with Part 3 of Schedule 2. The Cash Consideration shall then (1) be adjusted (increased or decreased) as determined by the Closing Net Working Capital Schedule (that is, by the amount by which the Net Working Capital as reflected on the Closing Net Working Capital Schedule is greater or lesser than the Adjusted Net Working Capital) in the manner set out on Part 1 of Schedule 2, (2) be further adjusted (increased or decreased) as determined by the AIM Closing Schedule (that is, by the amount by which the AIM Balance as reflected on the AIM Closing Schedule is greater or lesser than the AIM Balance as reflected on the Estimated AIM Closing Statement) in the manner set out on Part 2 of Schedule 2, and (3) be further adjusted (increased or decreased) by the amount by which the Final Determination of the USC Balance is greater or lesser than the USC Balance as reflected on the Estimated USC Closing Statement in the manner set out on Part 1 of Schedule 2.

4.	Closing; Conditions Precedent.

a.	The Closing shall take place remotely via the exchange of electronic copies of documents on the Effective Date or at such other time and place as the Parties shall mutually agree in writing (the date that the Closing takes place, the “Closing Date”), provided that the Conditions have been satisfied or waived prior to the Closing and:

i.	there has been no Material Adverse Change since the date of this Agreement and the Seller and the members of the Ownership Group have certified to the Purchaser, as at the Closing Date, as to the absence of any Material Adverse Change (or, if there has been, that it has been waived by the Purchaser in accordance with the terms hereof); and

ii.	the Seller Warranties, as qualified by the Disclosure Letter, the Historic FDDs and the Current FDDs, shall be materially true and accurate as at the Closing Date (other than those Seller Warranties that speak as of a specific date or time (which need be true and correct only as of such date or time)), and the Seller and members of the Ownership Group shall have so certified to the Purchaser.

b.	As to the Conditions identified on Schedule 1:

i.	the Seller shall use its Reasonable Best Efforts to fulfill or procure the fulfillment of the Conditions listed in Part 1 of Schedule 1; and

ii.	the Purchaser shall use its Reasonable Best Efforts to fulfill or procure the fulfillment of the Conditions listed in Part 2 of Schedule 1; and

iii.	each Party shall use its Reasonable Best Efforts to fulfill or procure the fulfillment of the Conditions listed in Parts 3 and 4 of Schedule 1.

c.	At Closing, each Party shall execute and deliver the documents and instruments set out in the relevant part of Schedule 1, and shall do or procure the performance of the actions set out in the relevant part of Schedule 1. The Parties shall provide reasonable assistance to the each other in order to seek the fulfillment of the Conditions.

d.	To the extent permitted by Law, any Party may waive the delivery or performance of any of the Conditions intended to benefit such Party, provided that such waiver must be in writing.

5.	Actions Following the Effective Date; Termination and Expiration

a.	This Agreement may be terminated at any time prior to Closing only:

i.	by the mutual written consent of all Parties hereto;

ii.	if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or any member of the Ownership Group that would give rise to the failure of any of the Conditions specified in Schedule 1; or

iii.	if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Guarantor that would give rise to the failure of any of the Conditions specified in Schedule 1.

b.	Upon termination of this Agreement as provided in this Section 5, this Agreement shall become void and of no further effect, and no Party shall have any claim against any other Party if any of the Conditions is not fulfilled or waived, except that:

i.	Sections 1 (Definitions), 14 (Confidentiality and Non-Disclosure) and 24 (General Terms) shall survive any termination; and

ii.	no Party shall be relieved from liability for any willful breach of any provision of this Agreement.

6.	Net Working Capital; USC Balance; AIM Balance

a.	The agreement of the Parties concerning the calculation of the Net Working Capital and USC Balance of the Company at Closing, and the settlement of disputes about those matters, is set out in Part 1 of Schedule 2.

b.	The agreement of the Parties concerning the calculation of the AIM Balance as of the Closing, and the settlement of disputes about it, is set out in Part 2 of Schedule 2.

c.	Following the Final Determination of the Company’s cash and cash equivalents and the Universal Service Credits, if the Final Determination of the USC Balance is both (i) less than the USC Balance on the Estimated USC Closing Statement and (ii) less than zero dollars, the Seller and the Ownership Group, jointly and severally, shall promptly pay to the Purchaser an amount (such amount, the “USC Shortfall”) equal to the lesser of (1) the amount equal to (A) the USC Balance on the Estimated USC Closing Statement, minus (B) the Final Determination of the USC Balance, or (2) the amount equal to (Y) zero dollars minus (2) the Final Determination of the USC Balance. The USC Shortfall, if any, shall first be drawn from the Escrow Account. If, however, the USC Balance on the Estimated USC Closing Statement is less than the Final Determination of the USC Balance, such difference shall be deemed to be Surplus Cash, and incorporated into the Final Determination of the Net Working Capital.

d.	Following the Final Determination of the Net Working Capital, if the Adjusted Net Working Capital is greater than the Final Determination of the Net Working Capital (“Working Capital Shortfall”), the Seller and the Ownership Group, jointly and severally, shall promptly pay to the Purchaser such difference (which shall first be drawn from the Escrow Account), but if the Adjusted Net Working Capital is less than the Final Determination of the Net Working Capital, then the Purchaser shall promptly pay to the Seller such difference.

e.	Following the Final Determination of the AIM Balance, if the AIM Balance on the Estimated AIM Closing Statement is greater than the Final Determination of the AIM Balance (an “AIM Shortfall”), the Seller and the Ownership Group, jointly and severally, shall promptly pay to the Purchaser such difference (which shall first be drawn from the Escrow Account), but if the AIM Balance on the Estimated AIM Closing Statement is less than the Final Determination of the AIM Balance, then the Purchaser shall promptly pay to the Seller such difference.

f.	There shall be no indemnification obligations under Section 9 with respect to any adjustments made to the Cash Consideration pursuant to this Section 6.

7.	Escrow.

a.	At the Closing, Purchaser shall deposit the Escrow Amount into the Escrow Account in accordance with Schedule 1.

b.	Following the Final Determination of the Net Working Capital, if there is a Working Capital Shortfall or a USC Shortfall, the Purchaser and Seller shall jointly instruct the Escrow Agent in writing to release an amount equal to such Working Capital Shortfall or USC Shortfall (to the extent that there are sufficient funds in the Escrow Account) to the Purchaser.

c.	Following the Final Determination of the AIM Balance, if there is an AIM Shortfall, the Purchaser and Seller shall jointly instruct the Escrow Agent in writing to release an amount equal to such AIM Shortfall (to the extent that there are sufficient funds in the Escrow Account) to the Purchaser.

d.	The Purchaser may draw on the Escrow Account in settling any claim for indemnification pursuant to Section 9 of this Agreement, subject to the limitations set forth in Section 11 and subject to the Purchaser’s compliance with the following procedure:

i.	Purchaser shall provide Seller with written notice of any claim arising from this Agreement (a “Claim Notice”) within thirty (30) calendar days after knowledge thereof. The Claim Notice shall state:

(a)	the nature of the claim, including such information in the possession of the Purchaser at the time of sending the Claim Notice;

(b)	the provision of this Agreement that the Purchaser alleges to have been breached;

(c)	without prejudice to the amount that Purchaser may recover pursuant to the claim, an estimate of the amount claimed, including estimated costs (such amount, as may be modified or amended from time to time pursuant to a further Claim Notice, being the “Amount Claimed”).

ii.	Within thirty (30) calendar days starting on the day after receipt of a Claim Notice, the Seller shall give the Purchaser written notice (the “Response Notice”) stating:

(a)	whether or not liability for the claim is accepted; and

(b)	if liability for the claim is not accepted, the reasons for such non-acceptance; or

(c)	if liability for the claim is accepted, whether the Amount Claimed is accepted in full or in part. Where only part of the Amount Claimed is accepted, the Response Notice shall include the reasons why the full amount of the Amount Claimed in not accepted.

iii.	If, following receipt of a Claim Notice, the Seller fails to deliver a corresponding Response Notice to the Purchaser within thirty (30) calendar days starting on the day after receipt of a Claim Notice, the Purchaser shall give a second notice of the claim (the “Reminder Claim Notice”) to the Seller.

iv.	If the Seller fails to send a Response Notice to the Purchaser with thirty (30) calendar days of receipt of the Reminder Claim Notice, the liability for the claim and the Amount Claimed stated in the Claim Notice shall be deemed to be accepted and the Amount Claimed shall be paid to the Purchaser from the Escrow Account (to the extent that there are sufficient funds in the Escrow Account).

v.	Purchaser shall, at the Seller’s request, provide such information and documentation in connection with a claim under a Claim Notice, within Purchaser’s possession or control, to enable Seller to be informed and take appropriate actions in respect of such claim.

vi.	If Seller, in a Response Notice, accepts the Amount Claimed in whole or in part, then such amount shall be paid to the Purchaser from the Escrow Account (to the extent that there are sufficient funds in the Escrow Account).

vii.	After delivery of a Response Notice, the Parties shall attempt in good faith for thirty (30) days to resolve the claim. If the Parties cannot reach an agreement during the thirty (30)-day period for good faith negotiation, but in any event upon the expiration of such thirty (30)-day period, either Purchaser or Seller may submit the dispute to mandatory, final and binding arbitration to be held in the State of Delaware in accordance with Section 24.l below and the decision of the arbitrator as to the validity and amount of any claim for indemnification in shall be non-appealable, binding and conclusive upon the Parties to this Agreement.

e.	Purchaser’s right and ability to make, and recover any amount in respect of, any claim for indemnification pursuant to Section 9 of this Agreement shall be first sought against the Escrow Amount, and the maximum liability for any and all claims for indemnification pursuant to Section 9.a.i (other than with respect to Unlimited Warranties or Fraud) shall be limited to the amounts in the Escrow Account.

f.	As to the Escrow Account:

i.	on the twelve (12) month anniversary of the Closing Date (or the next Business Day following such day), there shall be released to the Seller from the Escrow Account 50% of the balance remaining in the Escrow Account; and

ii.	on General Warranty Period End Date (or the next Business Day following such day), there shall be released to the Seller the remaining balance of Escrow Account;

iii.	provided, however, that the amount of the Escrow Amount that would otherwise be released to the Seller pursuant to the previous two clauses shall be reduced by the aggregate amount of all then unpaid Amounts Claimed.

g.	If either the Seller or the Purchaser is entitled in accordance with this Section 7 to any amount from the Escrow Account, the Seller and the Purchaser shall, within five (5) Business Days following the Final Determination, jointly instruct the Escrow Agent in writing to release the money to the Seller or the Purchaser, as the case may be.

h.	Interest accruing on the balance in the Escrow Account shall be added to the money in the Escrow Account and shall be distributed to the Purchaser or the Seller, as the case may be, in proportion to the payment of amounts out of the Escrow Account less any applicable Tax withholding, although the Parties hereto agree that for Tax purposes, the Purchaser shall be treated as the owner of the Escrow Amount while such amount is held by the Escrow Agent.

i.	For the avoidance of doubt, if a claim in respect of which a Claim Notice has been provided to the Seller has not been Finally Determined by the General Warranty Period End Date, the Amount Claimed in respect of such claim shall be retained in the Escrow Account and not released until such claim has been Finally Determined.

8.	Seller Warranties.

a.	The Seller and each member of the Ownership Group, jointly and severally, make to the Purchaser the representations and warranties set out in Schedule 3.

b.	The Seller and each member of the Ownership Group jointly and severally represent and warrant to the Purchaser that (i) each of the Seller Warranties is true, accurate and correct on the Effective Date; and (ii) except for those Seller Warranties that speak as of a specific date or time (which need be true and correct only as of such date or time), each of the Seller Warranties is true, accurate and correct as of the Closing Date.

c.	The Seller and each member of the Ownership Group accepts that the Purchaser is entering into this Agreement in reliance on the representations and warranties in the Seller Warranties, made with the intention of inducing the Purchaser to enter into this Agreement, and that accordingly the Purchaser has been induced to enter into this Agreement by the Seller Warranties.

d.	Each of the Seller Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Seller Warranty.

e.	The rights and benefits of the Seller Warranties may be assigned (together with any cause of action arising in connection with any Seller Warranty, indemnity or covenant) by the Purchaser to any person who is a successor in title or Affiliate of the Purchaser.

f.	Except as otherwise provided with respect to any particular warranty appearing on Schedule 3, any reference to the Seller’s knowledge in the Seller Warranties shall mean the actual knowledge of the following individuals: Gay Burke, Aaron Grohs and Ryan Farris.

9.	Indemnities.

a.	If the Closing occurs, and subject to the terms and conditions of this Section 9 and the limitations set forth in Section 11, the Seller Indemnifying Parties jointly and severally shall indemnify, defend and hold each Purchaser Indemnified Party harmless against any Liability or Loss that such Purchaser Indemnified Party actually incurs or suffers, whether or not involving any Third Party claims, relating to, caused by, arising out of or resulting from in respect of:

i.	Any breach of any Seller Warranty or any Seller Warranty proving false or inaccurate;

ii.	The breach by the Seller or any member of the Ownership Group of any of their covenants;

iii.	Any Seller Parties’ Taxes; and

iv.	Any Taxes imposed on the Company under Treasury Regulation 1.1502-6 (or any comparable provision of foreign, state or local law) as a result of the Company’s (or any predecessor’s) inclusion as a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including an affiliated group under IRC Section 1504.

b.	If the Closing occurs, and subject to the terms and conditions of this Section 9, the Purchaser and Guarantor shall, jointly and severally, indemnify, defend and hold each Seller Indemnified Party harmless against any Liability or Loss that such Seller Indemnified Party actually incurs or suffers, whether or not involving any Third Party claims, relating to, caused by, arising out of or resulting from in respect of (i) any failure by the Company to pay and deliver the Reverse Split Payment to the Minority Shareholders or otherwise pay such Reverse Split Payments as required by Law, (ii) to pay and deliver the Option Cancellation Payment to the Option Holders as provided in Sections 2.a. and 2.b., or (iii) the breach by the Purchaser or Guarantor of any of their covenants.

10.	Purchaser’s Remedies.

a.	The Seller Warranties shall survive Closing.

b.	In the absence of Fraud on the part of any Seller Indemnifying Party, a Purchaser Indemnified Party shall not be entitled to claim that any fact or circumstance causes any of the Seller Warranties to be breached or renders any of the Seller Warranties inaccurate if such fact or circumstance has been accurately set forth in the Disclosure Letter or disclosed in the Historic or Current FDDs.

c.	In the absence of Fraud on the part of any Seller Indemnifying Party, no liability shall attach to the Seller Indemnifying Parties in respect of claims under the Sellers Warranties if and to the extent that the limitations set out in Section 11 or Schedule 3 apply.

d.	The Purchaser Indemnified Parties’ right to indemnification pursuant to Section 9 shall exclude any other remedy available to the Purchaser Indemnified Parties in relation to the breach of (i) any of the Seller Warranties or (ii) any of the obligations undertaken by Seller under this Agreement, except, in either case, to the extent that such breach is the result of Fraud by any Seller Indemnifying Party. In particular, the Purchaser shall not have the right to terminate or rescind this Agreement for a breach of (x) any of the Seller Warranties (except as set forth in Section 5.a.ii) or (y) any of the obligations undertaken by Seller under this Agreement. For the avoidance of doubt, the foregoing does not limit a Purchaser Indemnified Party’s right to any and all remedies available under Law in relation to a claim arising out of or in relation to the Tax Covenant, the determination of Closing Net Working Capital, or any Fraud by any Seller Indemnifying Party.

11.	Limitations of Liability.

a.	The Seller Indemnifying Parties shall not be required to indemnify, defend and hold harmless the Purchaser Indemnified Parties for any Loss or Liability, unless and until the aggregate amount of all such Losses or Liabilities exceeds TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the “De Minimis Amount”), at which point the Seller Indemnifying Parties shall indemnify the Purchaser Indemnified Parties only for those Losses or Liabilities in excess of the De Minimis Amount.

b.	The total aggregate liability of the Seller Indemnifying Parties to the Purchaser Indemnified Parties for any Loss or Liability arising due to (i) any breach of any Seller Warranty (other than an Unlimited Warranty) or (ii) any Seller Warranty (other than an Unlimited Warranty) proving false or inaccurate, shall not in any event exceed the then-remaining balance in the Escrow Account, and will be paid solely out of the Escrow Account. Other than payments from the Escrow Account (which shall serve as the sole source of any payments under Section 9 with respect to any breach of any Seller Warranty (other than an Unlimited Warranty) or any Seller Warranty (other than an Unlimited Warranty) proving false or inaccurate), the Seller Indemnifying Parties shall not otherwise be personally liable for any indemnification claims asserted under Section 9 with respect to any breach of any Seller Warranty (other than an Unlimited Warranty) or any Seller Warranty (other than an Unlimited Warranty) proving false or inaccurate.

c.	The total aggregate liability of the Seller Indemnifying Parties to the Purchaser Indemnified Parties for any Loss or Liability arising due to any breach of any Unlimited Warranty or any Unlimited Warranty proving false or inaccurate shall be equal to the amount of the Cash Consideration, with such amount to be paid first from the then-remaining balance in the Escrow Account.

d.	In respect of Loss or Liability to which a Purchaser Indemnified Party is or may be entitled to indemnification hereunder, the Purchaser Indemnified Party shall give the Seller the Claim Notice in accordance with Section 7 (Escrow) and in any event:

i.	With respect to any Loss or Liability with respect to the Tax Covenant, on or before the day that is thirty (30) days after the end of the limitations period provided by the relevant statute of limitations;

ii.	With respect to any Loss or Liability with respect to Unlimited Warranties, on or before the day that is thirty (30) days after the end of the limitations period provided by the relevant statute of limitations; and

iii.	With respect to any other Loss or Liability, on or before the General Warranty Period End Date.

e.	Under no circumstances shall the Seller Indemnifying Parties on or after Closing be entitled to obtain the benefit (whether by exclusion or reduction of liability, credit, payment, refund, set-off or otherwise) more than once of any amount arising for the benefit of the Seller pursuant to this Agreement.

f.	Any indemnification paid by Seller Indemnifying Parties pursuant to this Agreement shall be calculated net of the amount of any indemnification received by a Purchaser Indemnified Party or the Company from any other person (including insurance payments) before the Purchaser Indemnified Party makes a claim against the Seller Indemnifying Parties.

g.	Purchaser acknowledges that the amount of any indemnification to be paid by Seller Indemnifying Parties shall consider the Tax consequence of the Loss and, therefore, the indemnification shall be subject to appropriate deduction if the Loss is deductible by the Purchaser or the Company for Tax purposes to the extent that such deduction gives rise to a cash Tax savings for the Purchaser or the Company.

h.	Any indemnification to be paid by Seller Indemnifying Parties pursuant to this Agreement shall be reduced by the full amount of any reserve, provision or allowance (in the form of an accrued Liability or an offset to an asset or similar item) that was reflected in the Management Accounts or the Final Determination of the Net Working Capital Account relating to the matter for which the Seller Indemnifying Parties would otherwise be required to provide such indemnification.

i.	No delay on the part of a Purchaser Indemnified Party in providing notice to Seller shall relieve the Seller Indemnifying Parties from any obligation or liability unless (and then only to the extent that) Seller Indemnifying Parties are prejudiced thereby.

j.	If a Purchaser Indemnified Party receives notice of a claim by a Third Party against the Purchaser Indemnified Party or the Company after Closing (a “Third Party Claim”), that is likely to give rise to a claim for indemnification from the Seller Indemnifying Parties, the Purchaser shall promptly provide the Seller with written notice of the Third Party Claim. The Parties further agree that:

i.	The Seller Indemnifying Parties may, at their own cost and expense, after written notice to the Purchaser, participate and, if the Seller Indemnifying Party so chooses, to assume the defense of the Third Party Claim, provided that the Third Party Claim is not brought by any Affiliate or representative of any Seller Indemnifying Party. If the Seller Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Seller Indemnifying Party shall not be liable to the Purchaser Indemnified Party for legal expenses subsequently incurred by the Purchaser Indemnified Party in connection with the defense of the Third Party Claim, unless the Purchaser Indemnified Party is entitled to assume the defense of the Third Party Claim pursuant to Section 11.j.iii. If the Seller Indemnifying Party assumes such defense, then the Purchaser Indemnified Party shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Seller Indemnifying Party, it being understood, however, that the Seller Indemnifying Party shall control such defense. The Seller Indemnifying Party shall not, without the Purchaser Indemnified Party’s prior written consent (with such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim, unless (A) the claimant or plaintiff unconditionally releases the Purchaser Indemnified Party from all liability with respect to such Third Party Claim, (B) there is no finding or admission of any violation of Law or any violation of the rights of any person or entity by the Purchaser Indemnified Party, and (C) the sole relief provided is monetary damages. If the Seller Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim.

ii.	Purchaser shall and shall cause the Company to cooperate with the Seller Indemnifying Parties by providing timely access to documents, files, data and records in the Company’s possession in relation to the Third Party Claim, and by causing Employees with knowledge of the subject matter to be reasonably available to provide information as may be necessary for the purposes of defending the Third Party Claim.

iii.	If the Seller Indemnifying Party, within fifteen (15) days after receipt of notice under Section 11.j as to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Purchaser Indemnified Party shall (upon further notice to the Seller Indemnifying Party) have the right to undertake the defense of the Third Party Claim The Purchaser Indemnified Party shall not admit any liability in relation to or settle any Third Party Claim without the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

iv.	The Seller Indemnifying Parties shall indemnify the Purchaser Indemnified Parties in respect of all Liabilities for which a Purchaser Indemnified Party becomes liable in respect of any act or omission of the Purchaser Indemnified Party taken at the direction of the Seller pursuant to this Section 11.j.

v.	Nothing in this Section 11.j shall require the Purchaser or the Company to take or refrain from taking any action that, in good faith, it considers may (i) affect the goodwill, business, or bona fide commercial interests of the Purchaser or the Company; (ii) render any policy of insurance maintained by or available to the Purchaser or the Company void or voidable or entitle the insurer to repudiate or rescind any such policy or the any of insurer’s obligations thereunder; or (iii) give rise to a criminal action or proceeding brought against the Purchaser or the Company or any of their directors, employees, representatives or Affiliates.

k.	Nothing in this Agreement shall affect the Purchaser’s duty to mitigate, in accordance with Law, any Loss that the Purchaser may suffer in respect of any matter that gives rise to a claim of indemnification under this Agreement.

l.	Notwithstanding any limitation of the Seller’s liability in this Agreement (including any information provided in the Disclosure Letter) or under Law, the information contained, included or referred to in the Disclosure Letter shall be deemed to qualify, limit or otherwise affect only a claim for a breach of the Seller Warranties and shall not be deemed to qualify, limit or otherwise affect any other claim hereunder.

m.	Nothing in this Section 11 and no statutory limitation period shall qualify or limit the liability of the Seller Indemnifying Parties in relation to any claim which arises as a consequence of, or is attributable to, or is delayed as a result of, Fraud on the part of any Seller Indemnifying Party, Seller or their representatives.

n.	No Seller Indemnifying Party shall have any liability to a Purchaser Indemnified Party under Section 9 for any indirect, incidental, consequential, special or punitive damages, including loss of future revenue, income or profits, diminution in the value of the Company, any Subsidiary, the Shares or the Business or any multiple thereof or diminution or loss of business reputation or opportunity or any multiple thereof, or damages arising from changes in or interpretations of any Law or GAAP occurring after the date of this Agreement, and no Losses related thereto shall be aggregated for purposes of Section 11.a.

o.	From and after the Closing, other than with respect to claims based on Fraud, the indemnification provisions of Section 9 shall be the sole and exclusive remedy with respect to any and all claims arising out of, in connection with or relating to the Company, the Business, the Shares, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy (including injunctive relief) shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law. The Purchaser Indemnified Parties shall be entitled to only a single recovery for all Losses or Liabilities that arise in connection with the matter giving rise to a breach of representation, warranty or covenant, even if such matter shall involve breaches of multiple representations, warranties and covenants.

p.	The limitations in this Section 11 do not apply to any claims arising out of or related to: (i) the Minority Shares or any Minority Shareholders (to the extent such claims relate to any time period prior to Closing); (ii) the determination of Net Working Capital pursuant to Part 1 of Schedule 2; (iii) the determination of the AIM Balance pursuant to Part 2 of Schedule 2; and (iv) the determination of the USC Balance pursuant to Part 1 of Schedule 2; for the avoidance of doubt, the De Minimis Amount shall not apply to any claims arising out of or related to those matters.

12.	Purchaser and Guarantor Warranties. The Purchaser and Guarantor, jointly and severally, represent and warrant to Seller that:

a.	The Guarantor is a company duly organized and validly existing under the laws of the Republic of Italy, and has all necessary power and authority to conduct its business as it is currently being conducted. The Purchaser is a corporation duly incorporated, validly existing and in active status under the Laws of the State of Delaware, and has all necessary power and authority to conduct its business as it is currently being conducted

b.	The execution and delivery by the Purchaser and Guarantor of this Agreement does not give rise to any claim by a broker, finder, intermediary or other third party for which any of the Seller, any of the Ownership Group or the Company may become liable.

c.	Each of the Purchaser and Guarantor has the requisite capacity, power and authority to execute and deliver this Agreement and any other documents to be executed by it pursuant to this Agreement, and to perform the obligations contemplated by this Agreement. Each of the Purchaser and Guarantor has or shall have by Closing all the relevant corporate resolutions required by it to authorize it to enter into and perform this Agreement.

d.	Purchaser has received and accepted an executed and binding commitment letter dated September 26, 2017 (the “Commitment Letter”) from Banca IMI / Mediocredito Italiano S.p.A. (Intesa Sanpaolo Group) (the “Lender”), relating to the commitment of the Lender to provide, subject to the terms and conditions thereof, the full amount of the debt financing stated therein (the “Financing”). The Purchaser has delivered to Seller true, complete and correct copies of the executed Commitment Letter (including, the exhibits and annexes thereto), as well as all documentation reasonably requested by Seller evidencing Purchaser’s financial capacity to consummate the transactions contemplated hereby. Except as set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lender to provide the Financing or any contingencies that would permit the Lender to reduce the total amount of the Financing. Other than the Commitment Letter, there are no side letters or other agreements, contracts or arrangements (except for customary engagement letters) relating to the funding or investing, as applicable, of the full amount of the Financing. The
Commitment Letter is valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of loan commitments under applicable Law, including Italian law. The Commitment Letter is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or failure to satisfy a condition precedent on the part of the Purchaser under the terms and conditions of the Commitment Letter. As of the Effective Date, the Commitment Letter has not been amended, restated or otherwise modified or waived, and the commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded. The Financing, when funded in accordance with the Commitment Letter, together with Purchaser’s available cash (reasonable evidence of which has been provided to Seller prior to the Effective Date), will provide the Purchaser cash proceeds on the Closing Date in an amount sufficient to consummate the transactions on the terms contemplated hereby, including the payment of the Cash Consideration, and to pay related fees and expenses.

e.	Each of the Purchaser and Guarantor acknowledges that the detailed representations and warranties set forth in Schedule 3 to this Agreement have been negotiated at arm’s length among sophisticated persons and that all information material to its determination to proceed with the transactions contemplated by this Agreement is contained in the representations and warranties of the Seller and each member of the Ownership Group set forth in Schedule 3. Except for the representations and warranties set forth in Schedule 3, each of the Purchaser and Guarantor acknowledges that none of the Seller, any Member of the Ownership Group, or any of their respective Affiliates or any person or entity acting on behalf of any of the foregoing makes or has made any other express representation or warranty or any implied representation or warranty to other matter. Each of the Purchaser and Guarantor acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Business.

13.	Tax.

a.	For purposes of this Section 13, the following terms shall have the meanings set forth below:

i.	Consolidated Returns means any and all Tax Returns of the Seller Group.

ii.	Post-Closing Tax Period means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

iii.	Pre-Closing Tax Period means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

iv.	Seller Group means (A) the affiliated group (as defined in IRC Section 1504(a)) that includes the Company and the Seller Parties, and (B) with respect to each state, local or foreign jurisdiction in which the Company and the Seller Parties file a consolidated, combined or unitary Tax Return and in which the Company is or is required to be included, the group with respect to which such Return is filed.

v.	Seller Parties means, collectively, Seller and the Ownership Group.

vi.	Seller Parties’ Taxes means (A) any and all Taxes relating to the Company and/or the Business that are due and payable with respect to any Pre-Closing Tax Period (which, for the avoidance of doubt, shall include any Taxes allocated to any Pre-Closing Tax Period pursuant to Section 13.g), (B) any and all Taxes of the Seller Parties due or payable with respect to any Pre-Closing Tax Period, and (C) any and all Taxes relating to or imposed upon the assets of the Company with respect to any Pre-Closing Tax Period (which, for the avoidance of doubt, shall include any Taxes allocated to any Pre-Closing Tax Period pursuant to Section 13.g).

vii.	Straddle Period means a taxable period that begins before and ends after the Closing Date.

viii.	Transaction Expenses means any obligations of the Company and the Seller Parties for all legal and other expenses incurred in connection with the transactions contemplated herein as of the Closing Date, including the Option Redemption Payments (as defined in the Option Cancellation Agreements) and the Transaction Payroll Taxes.

ix.	Transaction Payroll Taxes means the employer portion of payroll or employment Taxes incurred in connection with any bonuses or other compensatory payments in connection with the transactions contemplated by this Agreement.

b.	The Parties shall jointly make, and shall take any and all actions necessary to effect, an election under IRC Section 338(h)(10) (and any corresponding election under state, local, and foreign law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Elections”). In connection with the Section 338(h)(10) Elections, the Parties shall exchange completed and executed copies of the following (collectively, “Tax Election Documents”): (i) an IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases); (ii) an IRS Form 8883 (Asset Allocation Statement Under Section 338), which shall reflect the Allocation Schedule agreed to by Seller and Purchaser pursuant to Section 13.c; and (iii) any other document, instrument or certificate reasonably requested by Purchaser or the Seller Parties to effectuate the Section 338(h)(10) Elections. Purchaser shall prepare and submit to Seller at Closing a draft of all Tax Election Documents. The Tax Election Documents, as may be modified in accordance with any applicable Net Working Capital adjustment (the “Final Tax Election Documents”), shall be timely filed with the Internal Revenue Service by Purchaser and Seller. If Purchaser and Seller do not agree on the final form of any Tax Election Document, Purchaser and Seller shall negotiate in good faith and use their Reasonable Best Efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within fifteen (15) days of having the item referred to it. If the Independent Accountant is unable to resolve any disputed items before the applicable Tax Election Document must be filed, such Tax Election Document shall be filed as prepared by Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller. Purchaser and the Seller Parties shall prepare, act and file their respective Tax Returns in all respects and for all purposes consistent with the Final Tax Election Documents and the allocation of purchase price set forth therein, and shall not take a position in any proceeding or audit or otherwise that is inconsistent therewith; provided, that, nothing contained herein shall require Purchaser or the Seller Parties to contest or litigate before any Governmental Body, including, without limitation, the United States Tax Court, any proposed deficiency or adjustment by any Tax Authority that challenges the Final Tax Election Documents or the allocation set forth therein. Neither Purchaser nor the Seller Parties shall amend, alter or otherwise modify the Final Tax Election Documents, except with the prior written consent of the other, provided the Parties shall cooperate in good faith to execute and file any amendment or supplement to any Final Tax Election Document required as a result of any adjustment to the purchase price for the Shares pursuant to this Agreement.

c.	The purchase price for the Shares (including without limitation any Liabilities of the Company) shall be allocated among the assets of the Company for all purposes (including Tax and financial reporting) as shown on Schedule 10 (the “Allocation Schedule”). Any adjustments to the purchase price for the Shares pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

d.	Reserved.

e.	Each covenant contained in this Section 13 shall be construed as a separate and independent covenant and shall not be limited or restricted by reference to or inference from any other covenant in this Section 13.

f.	Any payments pursuant to this Agreement shall be treated as an adjustment to purchase price for the Shares except as otherwise required by applicable Law.

g.	All Taxes and Tax Liabilities that relate to any Straddle Period shall be allocated to the Pre-Closing Tax Period as follows:

i.	In the case of Taxes (A) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

ii.	In the case of other Taxes, such Taxes shall be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period elapsed as of the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

The remainder of the Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period.

h.	The Seller Parties shall be solely responsible for payment of any and all Seller Parties’ Taxes. The Parties acknowledge and agree that the Seller Parties are solely responsible for the payment of the Seller Parties’ Taxes even if Purchaser will prepare the Tax Return to which such Taxes relate and remit such Taxes to the appropriate Governmental Body. The Seller Parties shall prepare and timely file, or cause to be prepared and timely filed:

i.	all Consolidated Returns that include the Company and shall pay all Taxes due in respect of such Returns. All such Tax Returns, to the extent they relate to the Company, shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and in accordance with the Allocation Schedule. Without limiting the generality of the foregoing, the Seller Group shall include the income of the Company (including any deferred items required to be included in income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the Seller Group’s Consolidated Return for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income; and

ii.	all Tax Returns of the Company not described in Section 13.h.i relating to taxable periods that end on or before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any extensions), and shall pay all Taxes due in respect of such Returns. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

i.	The Seller Parties shall not (and shall cause their Affiliates not to), amend or modify any Tax Return filed on behalf of or otherwise relating to the Company or the Business, unless Purchaser has provided its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

j.	Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods that end on or before the Closing Date that are not described in Section 13.h and for any Straddle Period, and shall submit payment for all Taxes due in respect of such Returns; provided, however, Seller shall pay to Purchaser an amount equal to the portion of such Taxes for which Seller is responsible pursuant to Section 13.h within three (3) Business Days of Purchaser’s written demand therefor. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Purchaser to the Seller Parties (together with schedules, statements and, to the extent requested by the Seller Parties, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use their Reasonable Best Efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within fifteen (15) days of having the item referred to it. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser.

k.	Purchaser and Seller agree with respect to the preparation and filing of any Tax Returns pursuant to this Section 13 and in any Tax Claim (defined below) as follows: (1) to report (and have the Company and any Subsidiary report) any Transaction Expenses (including any Transaction Payroll Taxes) of the Company, if any, and other expenses and deductions (including the amounts in (2) immediately below) whether or not paid or accrued on or prior to the Closing Date as being deductible for income Tax purposes in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date) and to not apply the “next day rule” under Treasury Regulation section 1.1502-76(b)(1)(ii)(B) with respect to such deductions; (2) to make (and have the Company and, as necessary, each Subsidiary make) an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of Seller or Company expenses and deductions that are success-based fees as defined in Treasury Regulation section 1.263(a)-5(f); (3) to report (and have the Company and any Subsidiary report) any gains or income recognized or realized by the Company and any Subsidiary on the Closing Date resulting from any transaction outside the ordinary course of business engaged in by the Company or any Subsidiary on the Closing Date as occurring on the day after the Closing Date pursuant to (or using the principles of) the “next day rule” under Treasury Regulation section 1.1502-76(b)(1)(ii)(B); (4) that no election shall be made by any party (or the Company or any Subsidiary) under Treasury Regulation section 1.1502-76(b)(2) (or any similar provision of applicable Law) to ratably allocate items incurred by the Company or any Subsidiary; and (5) to not waive or elect to forego (and not have the Company or any Subsidiary waive or elect to forego) the carry back of any net operating loss, credit, or other Tax attribute incurred or recognized or realized in a Tax Period beginning before the Closing Date.

l.	Neither Purchaser nor any of its Affiliates shall (or shall cause or permit any of the Company or any Subsidiary to), without the express written consent of Seller (1) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Pre-Closing Tax Period (or with respect to any Straddle Period) of the Company or any Subsidiary, (2) carry back to a Pre-Closing Tax Period any item of income or gain on the Tax Return of the Company or any Subsidiary for a Tax period ending after the Closing Date, (3) make, or cause to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action on the Closing Date, that would adversely affect any of the Seller Parties or the Seller Group, the Company or any Subsidiary, including (A) reporting any transaction related deduction pursuant to the “next day rule” under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or (B) electing to ratably allocate items pursuant to an election under Treasury Regulations Section 1.1502-76(b)(2) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), (4) initiate any discussion with any Governmental Body regarding Taxes of the Company and any Subsidiary with respect to any Pre-Closing Tax Period or Straddle Period, (5) make any voluntary disclosure with respect to Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period, (6) file past due Tax Returns for a Pre-Closing Tax Period for the Company or any Subsidiary in a jurisdiction where the same has not previously filed Tax Returns or (7) otherwise make any election or take any action or fail to take any action for Pre-closing Tax Periods that would give rise to or increase any Tax for which any of the Seller Parties or the Seller Group would be liable or give rise to or increase any Tax to any of the Seller Parties or the Seller Group for any Pre-Closing Tax Period.

m.	All deposits and refunds of Taxes of the Company and any Subsidiary for any Tax Period ending on or before the Closing Date (and the portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 13.g) (whether in the form of cash received or as a refund applied against any Tax in a future period, and whether on an originally filed Tax Return, amended Tax Return, other refund claim, or as a result of a Tax Proceeding) shall be the property of Seller, as finally determined. To the extent that the Purchaser, the Company, any Subsidiary, or any of their respective Affiliates receives a refund that is the property of Seller pursuant to this Section 13.m, Purchaser shall pay or cause to be paid to the Seller the amount of such refund (and any interest received from the Governmental Body with respect to such refund). The amount due to Seller shall be payable by Purchaser five (5) Business Days after receipt of the refund from the applicable Governmental Body (or, if the refund is in the form of a refund applied against a Tax in a future period, five (5) Business Days after the earlier of the un-extended due date of the Tax Return, estimated Tax vouchers, forms, deposit coupons and the like claiming such application of the refund or other such application against a Tax). Purchaser shall, and shall cause its Affiliates, the Company, and their Subsidiaries, to take all commercially reasonable actions requested by Seller to timely claim any refunds that will give rise to a payment under this Section 13.m, provided that Seller shall reimburse Purchaser for all reasonable costs and expenses associated therewith if the claim is not made by the filing of an original Tax Return or IRS Form 1139 (or equivalent state Tax form).

n.	Notwithstanding anything to the contrary in this Agreement, all transfer, real estate property transfer, documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Purchaser, regardless of the person liable for such obligations under Law or the person making payment to the applicable Governmental Body or other third party. Seller and Purchaser shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such transfer Taxes.

o.	Purchaser and Seller will promptly notify the other Party in writing upon receipt by such Party (or any of its Affiliates) of notice of any pending or threatened audit, examination or proceeding by a Governmental Body involving or relating to the Company or the Seller Group (a “Tax Claim”) relating to any Pre-Closing Tax Period. Seller may, at its own expense, participate in, and upon written notice to Purchaser, assume the defense of any Tax Claim against the Company relating to any Pre-Closing Tax Period that ends on or prior to the Closing Date for which the Seller Indemnifying Parties may have an obligation to indemnify the Company, the Purchaser and their Affiliates with respect to such Tax Claim and all Losses related thereto pursuant to this Agreement, provided that Seller shall and at all times conduct the defense of the Tax Claim in good faith and in a reasonably diligent manner. Except with Purchaser’s prior written consent (with such consent not to be unreasonably withheld, conditioned or delayed), Seller shall not admit any liability in relation to or settle any Tax Claim if Purchaser, the Company or any Affiliate of either of them may incur or suffer liability for Taxes as a result. With respect to any Tax Claim relating to any Straddle Period, Seller will have the right to participate jointly with the Purchaser in representing the interests of the Company in such Tax Claim and to employ counsel of its choice at its expense, but only to the extent that such period includes any Pre-Closing Tax Period. Purchaser and Seller agree to cooperate in the defense of any Tax Claim. To the extent this Section 13.o conflicts with Section 11.j, this Section 13.o shall control.

p.	Purchaser and the Seller Parties shall provide each other with such cooperation and information as either reasonably may request of the other in filing any Tax Return pursuant to this Section 13 or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Purchaser and the Seller Parties shall retain all Tax Returns, schedules and work papers, records and other documents in their respective possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

q.	Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days.

14.	Confidentiality and Non-Disclosure.

a.	Except as required by Law or as contemplated by a Transaction Document, each Party shall keep confidential and not disclose to any Third Party (other than to such Party’s representatives or Affiliates as necessary for the purpose of performing this Agreement, in which event such Party shall cause its representatives and Affiliates to keep confidential and not disclose to any Third Party) any of the terms or conditions of this Agreement, the Transaction Documents or the matters contemplated by this Agreement, without the prior written consent of the other Parties, provided that the Parties acknowledge that WCR will be required to make filings with the Securities and Exchange Commission disclosing the terms of this Agreement and the transactions contemplated hereby.

b.	If any Party or any of its Affiliates or its or their officers, directors or employees is required to disclose Confidential Information to a Governmental Body, such person may disclose such Confidential Information, provided that, to the maximum extent allowed by Law, notice of the intended disclosure (and the circumstances in which the disclosure is alleged to be required) shall be given to all other Parties prior to such disclosure, and such person shall cooperate with any efforts permitted by Law to limit disclosure or seek protection from further dissemination.

c.	In the event of any breach of this Section 14, the Parties agree that any non-breaching Party may suffer irreparable harm and that the total amount of monetary damages for any injury to the non-breaching Party will be difficult or impossible to calculate and will therefore be an inadequate remedy. Accordingly, the Parties agree that the non-breaching Party shall be entitled to seek temporary and permanent injunctive relief against the breaching Party and its representatives or Affiliates, as the case may be, in addition to the other rights and remedies to which the non-breaching Party may be entitled.

d.	Nothing in this Section 14 shall prevent a Party from disclosing Confidential Information required to be disclosed for the purpose of satisfying any of the Conditions.

e.	The terms of this Section 14 shall survive Closing for a period of three (3) years.

15.	Non-Competition Covenants.

a.	For the purposes of this Section 15, Restricted Affiliate means any Affiliate of the Seller and, in the case of a member of the Ownership Group, (i) any company in which such Party holds (together with any other Affiliate of the Seller or any other member of the Ownership Group) equity shares such that they are able to exercise or control the exercise of more than 20% of the votes able to be cast at a general meeting; and (ii) any partnership in which such Party (together with any other Affiliate of the Seller or any other member of the Ownership Group) has the right to a share of more than 20% of the assets or more than 20% of the income of the partnership: provided however, that for the avoidance of doubt, the term Restricted Affiliate shall not include Blackstreet Capital Management LLC or any its Affiliates, subsidiaries or its other portfolio companies, other than the members of the Ownership Group.

b.	For the purposes of assuring the Purchaser of the value of the Shares and the benefit of the goodwill of the Business, the Seller and each member of the Ownership Group hereby undertake to the Purchaser, for a period of three (3) years from the Closing Date, that (save for any interest in the shares or other securities of a company traded on a securities market so long as such interest does not extend to more than 2% of the issued share capital of the company or class of securities concerned), none of them shall, and shall procure that none of its Restricted Affiliates shall, except as otherwise agreed in advance by the Purchaser:

i.	directly or indirectly retain any of the Company’s Employees, consultants, agents, Franchisees or Master Franchisees, nor solicit or encourage any of the Company’s employees, consultants, agents, Franchisees or Master Franchisees to terminate their employment, consulting, agency, Franchise Agreement or Master Franchise Agreement with the Company or to accept any employment, consulting, agency or franchise relationship with any competitor, supplier or client of the Company, nor cooperate with any other in doing or attempting to do so;

ii.	directly or indirectly own any interest in, control or manage a Restricted Competitor.

The foregoing covenant shall not prevent Ms. Gay Burke from providing services to the Company while, at the same time, providing services to the Seller, the Ownership Group and their Restricted Affiliates. For the purposes of this Section 15, a Restricted Competitor means any company operating in the United States under the trade name Allegra, Sir Speedy, Fastsigns, Instant Imprints, Image 360, Speedpro, Signarama, Cartridge World, “Pip Marketing, Signs, Print,” Proforma, Minuteman Press, Annex Brands or Vistaprint.

c.	Each of the restrictions contained in this Section 15 is separate and distinct and is to be construed separately from the other such restrictions. The Parties acknowledge that each of them considers such restrictions to be reasonable both individually and in the aggregate and that the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the Business. The Purchaser acknowledges that the Non-Competition Covenants set forth herein are in lieu of and supersede any non-competition undertaking that may arise under Law.

d.	The Seller acknowledges and agrees that the Cash Consideration takes into account and provides adequate remuneration for the Non-Competition Covenants. Each member of the Ownership Group (both individually and in its capacity as direct or indirect owner of the Seller) by executing this Agreement (i) acknowledges and agrees that the Cash Consideration takes into account and provides adequate remuneration for the restrictions contained herein and (ii) agrees that it shall have no further claim from or against the Purchaser in consideration of such restrictions.

16.	Release.

a.	Effective upon the Closing, the Seller and each member of the Ownership Group does hereby, on behalf of itself, its Affiliates, and its and their respective successors, assigns, heirs, executors and administrators (collectively, the “Seller Releasing Parties”) FULLY RELEASE AND FOREVER DISCHARGE the Company, any Subsidiary of the Company, and their respective Affiliates (including, after the Closing, each of the Purchaser and its Affiliates), parents, joint venturers, officers, partners, managers, members, directors, shareholders, interest holders, employees, consultants, representatives, successors and assigns, heirs, executors and administrators (collectively, the “Company Parties”) from any and all causes of action, suits, liabilities, obligations, debts, claims and demands whatsoever at law, equity, strict liability or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected, of any nature whatsoever, which such Seller or any of the Seller Releasing Parties ever had, now has, or hereafter may have against any Company Party arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing (the “Released Claims”); provided, that nothing contained herein shall operate to release any rights of any Seller Releasing Party arising under or in connection with this Agreement or the Transaction Documents to which a Seller Releasing Party is a party. The release contained in this Section 16 is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds.

b.	The Seller and each member of the Ownership Group, on behalf of itself and the Seller Releasing Parties, agrees never to bring or pursue (or cause to be brought or pursued) any Released Claim against the Company or any other Company Party. The Seller and each member of the Ownership Group agrees that in the event that any Released Claim shall be commenced by the Seller or any of the Seller Releasing Parties against the Company or any other Company Party, the release and discharge contained in Section 16 shall constitute a complete defense to any such claim, suit or action so instituted.

c.	The Seller and each member of the Ownership Group certifies, acknowledges and agrees that they: (i) have read the terms of this Agreement and the release provided hereunder, and that he, she or it understands its terms and effects, including the fact that they have agreed to FULLY RELEASE AND FOREVER DISCHARGE the Company and all other Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to Section 16.a; and (ii) has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which such Party acknowledges is adequate and satisfactory to she, he or it, as applicable.

d.	The Seller and each member of the Ownership Group hereby represents to the Purchaser and the Company Parties that such Party (i) has not assigned any Released Claims or possible Released Claims against any Company Party, (ii) fully intends to release all Released Claims against the Company Parties including unknown and contingent Released Claims (other than those specifically reserved above), and (iii) has had the opportunity to consult with counsel with respect to the execution and delivery of this general release and had the opportunity to be fully apprised of the consequences hereof. Furthermore, such Party agrees not to institute any Action against any Company Party with respect to any Released Claim.

17.	Matters Pending Closing.

a.	Seller undertakes that, during the period from the Effective Date to Closing, the Company and Business will be operated in the ordinary course of business consistent with past practice (taking into account the matters contemplated by this Agreement), without changing the payment terms (either from its Franchisees or any other party), accounting principles or operating policies, and will use its best efforts to maintain the goodwill of its Franchisees, the Company’s suppliers and the Company’s customers. In any event, the Seller shall not do, or attempt to do, any of the things specified in Schedule 6 without the prior written consent of the Purchaser.

b.	Reserved.

c.	The Seller shall maintain all licenses, permits, approvals and authorizations (public and private) necessary for (a) the carrying on of the Business effectively in the places and in the manner in which the Business is carried on immediately before this Agreement; and (b) the transactions contemplated by this Agreement (including the transfer of control of the Company and the Business to the Purchaser), and shall permit none of such licenses, consents, approvals, permissions, permits or authorities to be suspended cancelled, revoked or amended or not renewed.

d.	If, after the date hereof and before Closing, the Seller becomes aware of any fact or event occurring which constitutes or which would or reasonable might constitute a breach of the Seller Warranties or which would or reasonably might cause any such warranty to be untrue or inaccurate if given in respect of the facts or circumstances as at Closing, the Seller shall, as soon as possible, notify the Purchaser, and shall make any reasonable investigation concerning the fact or circumstance which the Purchaser may request; provided, however, that such disclosure shall not be deemed to cure any breach or otherwise qualify any warranty.

e.	If, as reflected on the Estimated Closing Working Capital Statement, the estimated Net Working Capital is greater than the Closing Net Working Capital Target, then notwithstanding any of the prohibitions set forth in Schedule 6, the Company may distribute cash to the Seller and the Minority Shareholders at or immediately prior to the Closing (the “Excess Cash Distribution”), provided further that, as a condition to such distribution, the resulting Adjusted Net Working Capital is not then less than the Closing Net Working Capital Target. After the Closing, the Purchaser shall cause the Company to promptly deliver to the Minority Shareholders their pro rata percentage of such Excess Cash Distribution, along with the Reverse Split Payment.

18.	Announcements.

a.	No press release or public announcement related to this Agreement and the Transaction Documents or the transactions contemplated herein or therein shall be issued or made by the Purchaser or its Affiliates, on the one hand, or the Seller, and member of the Ownership Group or their respective Affiliates, on the other hand, without the written consent of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), provided that the Parties acknowledge that WCR will be required to make filings with the Securities and Exchange Commission disclosing the terms of this Agreement and the transactions contemplated hereby, copies of which shall be provided to the other Parties prior to such filing. Notwithstanding anything to the contrary herein, nothing in this Agreement shall (a) prohibit any party to this Agreement or their Affiliates from making any press release, public announcement or disclosure to the extent required by Law (in the reasonable opinion of outside counsel) in which case the non-disclosing parties shall have the right to review such press releases, public announcement or disclosure prior to issuance, distribution or publication, (b) restrict the Seller or the Ownership Group from disclosing any information about the transactions contemplated by this Agreement to their Affiliates and their respective representatives, or (c) prohibit the Purchaser from disclosing any information about the transactions contemplated by this Agreement to its Affiliates, its and their respective representatives, in each case on a confidential basis.

19.	Post-Closing Cooperation and Further Assurances.

a.	Each Party shall retain all information in its possession or control with respect to the Company and the Business for at least four (4) years, but in any case for no less than the period required by Law. If requested by Purchaser upon reasonable notice, including after Closing, Seller shall provide to or at the direction of Purchaser such information as is in the Seller’s possession or control to assist the Purchaser with Purchaser’s reporting, disclosure, filing or other requirements or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements. If requested by Seller or any member of the Ownership Group upon reasonable notice, including after Closing, Purchaser shall provide to or at the direction of Seller or such member of the Ownership Group such information as is in the Purchaser’s possession or control to assist the Seller or such member of the Ownership Group with its reporting, disclosure, filing or other requirements or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements.

b.	At any time after Closing, the Seller and each member of the Ownership Group shall, at the reasonable request of Purchaser, cooperate with the Purchaser to do or to procure the performance of all such acts and/or execute or procure the execution of all documents and instruments in a form satisfactory to Purchaser which the Purchaser may reasonably consider necessary or appropriate for giving full effect to this Agreement and the other Transaction Documents and securing to the Purchaser and the Company the full benefit of the rights, powers and remedies conferred on Purchaser and the Company in this Agreement and the other Transaction Documents.

20.	Assignment.

a.	The Purchaser may at any time assign this Agreement and/or any of the Transaction Documents or any of its rights thereunder, and any causes of action arising in connection with them, to any person who is an Affiliate or successor in title to the Purchaser, provided that no such assignment shall relieve Purchaser from its obligation to pay the Cash Consideration or otherwise perform its obligations toward Seller hereunder. Neither the Seller nor any member of the Ownership Group may assign, transfer or delegate any of its rights or obligations under this Agreement or any of the other Transaction Documents.

21.	Third Party Rights.

a.	The Parties to this Agreement do not intend that any term or benefit of this Agreement should be enforceable by any person who is not a Party.

22.	No Set Off.

a.	Neither the Purchaser nor any Purchaser Indemnified Party shall have the right to satisfy, in whole or in part, any amounts owing to the Purchaser or such Purchaser Indemnified Party under this Agreement, including under Section 9, or any of the documents and instruments executed and delivered pursuant hereto, by setting off any amounts owed to the Seller or any member of the Ownership Group.

23.	Reserved.

24.	General.

a.	The Guarantor is joining and entering into this Agreement solely for the purposes of unconditionally and irrevocably guaranteeing to each of the Seller and the Ownership Group all of the Purchaser’s obligations hereunder and to make the representations and warranties set forth in Section 12.

b.	The Disclosure Letter will be arranged to correspond to the representations and warranties in Schedule 3 to this Agreement, and the disclosure in any section of the Disclosure Letter shall qualify the corresponding provision in Section 3 and any other section or provision of this Agreement or Schedule 3 to which it is reasonably apparent from such disclosure that such disclosure relates. No reference to or disclosure of any item or other matter in this Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Letter. The information set forth in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. If, prior to the Closing, Seller delivers to Purchaser a supplement, modification or update to the Disclosure Letter that refers to any matter arising after the Effective Date that is necessary to be disclosed to make any Seller Warranty correct when made as of the Closing. Such information shall be deemed to amend this Agreement and the Disclosure Letter effective as of the Effective Date for all purposes hereunder.

c.	Each Party shall bear all costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement and the other Transaction Documents, and all other matters required or carried out in connection with the completion of the Transaction. For the avoidance of doubt, none of the costs incurred by the Seller or any member of the Ownership Group shall be borne by the Company, and none of the costs incurred by the Purchaser shall be borne by the Company.

d.	The waiver, express or implied, by any Party of any right under this Agreement, or any failure to perform or breach by another Party, shall not constitute or be deemed a waiver of any other right under this Agreement.

e.	This Agreement and the other Transaction Documents constitute the whole agreement among the Parties in relation to the subject matter thereof, and supersede any previous agreement among the Parties with regard to such matters. No Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

f.	This Agreement (other than obligations that have already been fully performed) remains in full force and effect after Closing.

g.	No amendment, change or addition to this Agreement shall be effective or binding on any Party unless reduced to writing and executed by all Parties.

h.	Nothing in this Agreement shall be deemed to constitute a partnership, joint venture, association or other cooperative undertaking among the Parties or any of them.

i.	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

j.	All notices given in connection with this Agreement shall be in writing and shall be delivered by recognized delivery service (such as Federal Express or DHL) with confirmation of receipt, to the addresses set forth at the beginning of this Agreement. Notices shall be deemed effective on the day of receipt with respect to any notice received on a Business Day during normal working hours, or on the following Business Day with respect to any notice received either on a Business Day after normal working hours or on any day which is not a Business Day.

k.	If any term or provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

l.	This Agreement is governed by and intended to be construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules which might require the application of the law of another jurisdiction. Subject to Section 24.m below, any dispute hereunder (“Dispute”) shall be settled by arbitration in State of Delaware, and, except as herein specifically stated, in accordance with the J.A.M.S. Streamlined Arbitration Rules and Procedures then in effect (the “Rules”). The arbitration provisions of this Section 24.l shall govern over any conflicting rules that may now or hereafter be contained in the Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by J.A.M.S., but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. The Parties will cooperate with J.A.M.S. in promptly selecting from a list of arbitrators who are lawyers familiar with Delaware contract law one (1) arbitrator from the J.A.M.S. panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing or who has previously performed services for either Party, and (ii) each Party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the Parties cannot agree on an arbitrator within three (3) Business Days after either Party’s issuance of a written demand for arbitration, J.A.M.S. will select the arbitrator. Purchaser and the Seller will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either Party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing Party. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each Party to this Agreement along with a signed copy of the award. The arbitrator may not award punitive damages. The arbitrator chosen in accordance with the provisions of this Section 24.l will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions. At the request of any Party, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters, or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings. A Party may apply either to a court of competent jurisdiction, or to an arbitrator if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim in accordance with this Section 24.l. The appointment of an arbitrator does not preclude a Party from seeking prejudgment remedies or injunctive or other emergency relief from a court of competent jurisdiction.

m.	Notwithstanding anything herein to the contrary, each Party agrees that in the event of a breach of this Agreement by such Party, money damages would be inadequate and the other parties would have no adequate remedy at law. Accordingly, each Party agrees that the each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages, but also by an Action or Actions for equitable relief, including injunction and specific performance, in any court of the United States or any other state having jurisdiction. If any such Action is brought by a Party to enforce this Agreement, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security. The Parties hereby irrevocably submit to the exclusive jurisdiction of the federal and state court located in the State of Delaware with respect to any Party seeking injunctive relief and/or specific performance hereunder and hereby waive, and agree not to assert, as a defense in such action or proceeding that it is not subject thereto or that such action or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard in such a Delaware state or Federal court. With respect to any such action, venue shall lie solely in the State of Delaware. The Parties hereto consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such action or proceeding.

n.	Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

o.	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Balance of Page Intentionally Left Blank. Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER		GUARANTOR

BC Alpha LLC		MBE WorldWide S.p.A.

By:	/s/ John Quandahl	By:	/s/ Paolo Fiorelli

John Quandahl		Paolo Fiorelli

Manager		Chairman and CEO

SELLER’S OWNER		WCR

BC Alpha Holdings II, LLC		Western Capital Resources, Inc.

By:	/s/ Gay Burke	By:	/s/ John Quandahl

Gay Burke		John Quandahl

Manager		Chief Executive Officer

PURCHASER

U.S. Business Holdings, Inc.

By:	/s/ Paolo Fiorelli

Paolo Fiorelli

President

Signature Page to Purchase and Sale Agreement

SCHEDULE 1
To the Purchase and Sale Agreement

Part 1: Matters to be effected or delivered by the Seller at Closing:

1.	Delivery to the Purchaser all of the Shares (other than the Minority Shares that became fractional shares as a result of the reverse split described in Section 2.a of the Agreement), properly endorsed and assigned to Purchaser, along with the Share Register, showing the transfer of such Shares to the Purchaser, all in accordance with the terms of this Agreement.

2.	A resolution of the Seller, authorizing, inter alia, the execution, delivery and performance of this Agreement, and appointing the Seller’s signatories thereto, certified by the Seller’s secretary.

3.	Consents, in form and substance reasonably satisfactory to the Purchaser, of all Third Parties whose consent is required for the Purchaser to acquire the Shares and the Company and operate the Business after Closing, including notice to the provider of the Company’s Adobe software.

4.	Termination, in form and substance reasonable satisfactory to the Purchaser, of the Company’s former Master Franchise Agreement in Russia.

5.	Evidence, in form and substance reasonably satisfactory to the Purchaser, of the termination, without further liability to the Company or the Purchaser, of all loans, credit facilities, financing arrangements, and similar arrangements (including UCC termination statements) involving the Company or the Assets, except only for those equipment leases identified on Schedule 7 (Assets).

6.	Terminations, in writing and on terms reasonably acceptable to Purchaser, of the all loans, security agreements, management agreements and all other arrangements of any kind whatsoever between the Company and Seller or any member of the Ownership Group or BCP or any of its Affiliates including (a) the Subordinated Intercompany Note and Security Agreement dated as of April 1, 2016 in the amount of $1,000,000.00 made by the Company to the order of WCR; (b) Guaranty Fee Agreement dated as of April 21, 2016 by and among the Company, J&P Park Acquisition, Inc., Restorers Acquisitions, Inc. and WCR; and (c) the Management and Advisory Agreement dated as of October 1, 2014 between the Company and WCR, as each of the foregoing may have been amended prior to Closing.

7.	Letters of resignation, containing waivers and releases of all claims against the Company, from all directors of the Company, and such officers of the Company as the Parties shall agree, dated as of the Closing Date.

8.	All corporate books, records and seals of the Company.

9.	Revocations of all instructions, mandates and authorizations to the Company’s bankers, brokers, agents and any others authorized to act on the Company’s behalf or instruction, replaced with such instructions as the Purchaser shall reasonably require.

SCHEDULE 1

10.	Signature cards, log-on identification and passwords, and all other means by which the Purchaser’s personnel can have immediate access to the Company’s bank accounts.

11.	Print-outs, screen-shots or other real-time evidence of the state of the Company’s bank accounts as of Closing (including any bank accounts holding the AIM Funds).

12.	Keys, access codes and all other means by which the Purchaser has access to all parts of the Company’s premises.

13.	A “date down” of the Seller’s representations and warranties, confirming the absence of any Material Adverse Change from the Effective Date, in form and substance satisfactory to Purchaser.

14.	The Disclosure Letter, updated as contemplated by this Agreement.

15.	The side letter from BCP to Purchaser.

Part 2: Matters to be effected or delivered by Purchaser at Closing:

1.	The Closing Cash Amount, paid by wire transfer to or at the direction of the Seller.

2.	The Escrow Amount to the Escrow Account.

3.	The Reverse Split Payment, paid by wire transfer to the Company and then to be paid post-Closing by the Company to the Minority Shareholders in proportion to their relative pre-Closing ownership percentages and in the amounts specified in Schedule 9.

4.	The Option Cancellation Payment, paid by wire transfer to the Company and then to be paid by the Company to the Option Holders in accordance with their respective Option Cancellation Agreements.

5.	A corporate resolution from the Purchaser, authorizing, inter alia, the execution, delivery and performance of this Agreement, and appointing the Purchaser’s signatories hereto, certified by the Purchaser’s corporate secretary.

6.	Appointment by the Purchaser of Directors of the Company.

Part 3: Matters to be effected or delivered by the Company and Ms. Burke:

1.	The Executive Agreement

SCHEDULE 1

SCHEDULE 2
To the Purchase and Sale Agreement

Part 1 Closing Net Working Capital Calculation

I.	Preparation

1.	Attached to this Schedule 2 is the agreed methodology for the calculation of Net Working Capital, based on the line items appearing in the Company’s December 31, 2016 balance sheet and by reference to specific general ledger account numbers (the “Pro Forma Working Capital Schedule”).

2.	The Pro Forma Working Capital Schedule will also include (but separately account for) all Universal Service Credits earned by or creditable to any Franchisee as of Closing and the Company’s cash and cash equivalents (excluding restricted cash) up to an amount equal to such Universal Service Credits (such cash and cash equivalents, the “USC Funds”), which shall be calculated prior to the calculations of Net Working Capital so as to incorporate the resulting calculations of Surplus Cash, if any, into the Net Working Capital calculations. For the avoidance of doubt, although the Universal Service Credits are separately accounted for in the Pro Forma Working Capital Schedule and are excluded from the calculation of Net Working Capital, they are included in the matters covered by the Closing Matters Escrow and subject to the review, adjustment and dispute resolution procedures set forth in this Schedule 2.

3.	Purchaser shall, as soon as reasonably practical but in any event on the day that is ninety (90) days following the Closing Date, prepare and deliver to Seller a draft of the Closing Net Working Capital Schedule (the “Draft Closing Net Working Capital Schedule”). The Draft Closing Net Working Capital Schedule shall be prepared as of the Closing Date in accordance with this Schedule 2 and give a figure for each element that makes up the Pro Forma Net Working Capital Schedule, including the USC Funds and the Universal Service Credits.

4.	All amounts used to in the calculation Net Working Capital shall be prepared and determined in accordance with GAAP, applied on a basis consistent with past practice and the Pro Forma Working Capital Schedule included in this Schedule 2.

5.	The Closing Net Working Capital Schedule shall, absent manifest error, be prepared using data extracted from the accounting and financial systems and records of the Company.

6.	The provisions of this Part 1 of Schedule 2 and the line entries comprising the Closing Net Working Capital Schedule shall be interpreted so as to avoid double counting (whether positive or negative) of any item included in Net Working Capital. For the avoidance of doubt, USCs, the USC Funds, the AIM Account, the AIM Funds and the AIM Balance (including any components thereof) shall not be included in the calculation of Net Working Capital.

SCHEDULE 2

II.	Access to Information and Evaluation

1.	Purchaser and Seller shall, in connection with the preparation and review of the Draft Closing Net Working Capital Schedule or any dispute or any review by the Independent Accountant:

a.	provide or ensure the provision of such information and documents within their possession or control as may be reasonably requested by the Seller, the Purchaser, or the Independent Accountant, as the case may be; and

b.	permit representatives of the Seller and the Purchaser (or their accountants) or the Independent Accountant to have access to and to take extracts from and copies of relevant books, correspondence, accounts or other records in the Purchaser’s or Seller’s possession or control which include information relating to the matters set out in the Draft Closing Net Working Capital Schedule.

III.	Seller’s Evaluation of the Draft Closing Net Working Capital Schedule

1.	Within thirty (30) calendar days after receipt of the Draft Closing Net Working Capital Schedule, Seller may give notice in writing to the Purchaser that Seller disagrees with the Draft Closing Net Working Capital Schedule or any element thereof, stating reasons for such disagreement in reasonable detail (the “Disagreement Notice.”)

2.	If Seller does not deliver a Disagreement Notice as so required, then the Draft Closing Net Working Capital Schedule shall become final and binding and deemed to be a Final Determination between the Parties and shall be the Closing Net Working Capital Schedule.

3.	If Seller delivers a Disagreement Notice to Purchaser, the Parties shall seek in good faith to resolve the matters in dispute. If the Parties reach agreement with respect to the proper contents of the Draft Closing Net Working Capital Schedule and make revisions thereto, the Draft Closing Net Working Capital Schedule, as so revised, shall be final and binding between the Parties and shall be the Closing Net Working Capital Schedule. If the matters in dispute are not resolved by the Parties within thirty (30) calendar days from Purchaser’s receipt of the Disagreement Notice, then the Parties shall jointly instruct the Independent Accountant to determine the proper contents of the Closing Net Working Capital Schedule and the Net Working Capital.

IV.	The Independent Accountant

1.	The Independent Accountant shall act as an expert and not as an arbitrator, and the decision of the Independent Accountant as to any matter in dispute and as to the proper contents of the Closing Net Working Capital Schedule and the calculation of Net Working Capital shall be binding on the Parties.

2.	The Purchase and Seller hereby undertake that if any disagreement or dispute under this Agreement is referred to the Independent Accountant:

a.	the Parties will use their Reasonable Best Efforts to cooperate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide him all such information within their possession or control as he may reasonably require;

SCHEDULE 2

b.	the Independent Accountant shall have the right to seek such professional assistance and advice as he may reasonably require in fulfilling his duties;

c.	the Purchaser and Seller shall each pay one half of the fees and expenses of the Independent Accountant (including any professional fees he may incur);

d.	the Independent Account shall apply the accounting principles, policies, practices and methods set out in this Agreement, including in this Schedule 2 and the Pro-Forma Working Capital Schedule; and

e.	the Independent Accountant shall make his determination as soon as reasonably practicable, within thirty (30) calendar days after his appointment.

V.	Closing Net Working Capital Schedule; Adjustment to Cash Consideration

1.	Upon the resolution of any dispute concerning the contents of the Draft Closing Net Working Capital Schedule (however resolved), the Draft Closing Net Working Capital Schedule shall be amended to accord with the resolution and shall, as amended, be the Closing Net Working Capital Schedule and be final and binding between the Parties.

2.	If the USC Balance as determined in accordance with this Schedule 2 is greater than the USC Balance set forth on the Estimated USC Closing Statement, then such difference shall be deemed to be Surplus Cash and incorporated into the determination of Net Working Capital in this Schedule 2.

3.	If USC Balance as determined in accordance with this Schedule 2 is both (i) less than the USC Balance set forth on the Estimated USC Closing Statement and (ii) less than zero dollars, the Seller shall pay to the Purchaser an amount equal to the lesser of (i) the amount by which the USC Balance as determined in accordance with this Schedule 2 is less than the USC Balance set forth on the Estimated USC Closing Statement, or (ii) the amount by which the USC Balance as determined in accordance with this Schedule 2 is less than zero dollars.

4.	Following the determination of the Net Working Capital in accordance with this Schedule 2, the Net Working Capital shall be compared to the Adjusted Net Working Capital.

5.	If the Net Working Capital as determined in accordance with this Schedule 2 is less than the Adjusted Net Working Capital, then the Seller shall pay the Purchaser the amount by which the Net Working Capital as determined in accordance with this Schedule 2 is less than the Adjusted Net Working Capital.

6.	If the Net Working Capital as determined in accordance with this Schedule 2 is greater than the Adjusted Net Working Capital, then the Purchaser shall pay to the Seller the amount by which the Net Working Capital as determined in accordance with this Schedule 2 is greater than the Adjusted Net Working Capital.

SCHEDULE 2

Part 2 - AIM Balance

I.	Preparation

1.	Purchaser shall, as soon as reasonably practical but in any event on the day that is ninety (90) days following the Closing Date, prepare and deliver to Seller a draft of the AIM Closing Schedule (the “Draft AIM Closing Schedule”). The Draft AIM Closing Schedule shall be prepared as of the Closing Date in accordance with this Schedule 2 and give a figure for each element that makes up the AIM Balance.

2.	The figures to be used in the AIM Closing Schedule shall be prepared in accordance with the GAAP.

3.	The AIM Closing Schedule shall, absent manifest error, be prepared using data extracted from the accounting and financial systems and records of the Company.

II.	Access to Information and Evaluation

1.	Purchaser and Seller shall, in connection with the preparation and review of the Draft AIM Closing Schedule or any dispute or any review by the Independent Accountant:

a.	provide or ensure the provision of such information and documents within their possession or control as may be reasonably requested by the Seller, the Purchaser, or the Independent Accountant, as the case may be; and

b.	permit representatives of the Seller and the Purchaser (or their accountants) or the Independent Accountant to have access to and to take extracts from and copies of relevant books, correspondence, accounts or other records in the Purchaser’s or Seller’s possession or control which include information relating to the matters set out in the Draft AIM Closing Schedule.

III.	Seller’s Evaluation of the Draft AIM Closing Schedule

1.	Within thirty (30) calendar days after receipt of the Draft AIM Closing Schedule, Seller may give notice in writing to the Purchaser that Seller disagrees with the Draft AIM Closing Schedule or any element thereof, stating reasons for such disagreement in reasonable detail (the “Disagreement Notice.”)

2.	If Seller does not deliver a Disagreement Notice as so required, then the Draft AIM Closing Schedule shall become final and binding between the Parties and shall be the AIM Closing Schedule.

3.	If Seller delivers a Disagreement Notice to Purchaser, the Parties shall seek in good faith to resolve the matters in dispute. If the Parties reach agreement with respect to the proper contents of the Draft AIM Closing Schedule and make revisions thereto, the Draft AIM Closing Schedule, as so revised, shall be final and binding between the Parties and shall be the AIM Closing Schedule. If the matters in dispute are not resolved by the Parties within thirty (30) calendar days from Purchaser’s receipt of the Disagreement Notice, then the Parties shall jointly instruct the Independent Accountant to determine the proper contents of the AIM Closing Schedule and the AIM Balance.

SCHEDULE 2

IV.	The Independent Accountant

1.	The Independent Accountant shall act as an expert and not as an arbitrator, and the decision of the Independent Accountant as to any matter in dispute and as to the proper contents of the AIM Closing Schedule and the AIM Balance shall be binding on the Parties.

2.	The Purchase and Seller hereby undertake that if any disagreement or dispute under this Agreement is referred to the Independent Accountant:

a.	the Parties will use their Reasonable Best Efforts to cooperate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide him all such information within their possession or control as he may reasonably require;

b.	the Independent Accountant shall have the right to seek such professional assistance and advice as he may reasonably require in fulfilling his duties;

c.	the Purchaser and Seller shall each pay one half of the fees and expenses of the Independent Accountant (including any professional fees he may incur);

d.	the Independent Account shall apply the accounting principles, policies, practices and methods set out in this Agreement, including in this Schedule 2; and

e.	the Independent Accountant shall make his determination as soon as reasonably practicable, within thirty (30) calendar days after his appointment.

V.	AIM Closing Schedule; Adjustment to Cash Consideration

1.	Upon the resolution of any dispute concerning the contents of the Draft AIM Closing Schedule (however resolved), the Draft AIM Closing Schedule shall be amended to accord with the resolution and shall, as amended, be the AIM Closing Schedule and be final and binding between the Parties.

2.	Following the determination of the AIM Balance in accordance with this Schedule 2, the AIM Balance shall be compared to the AIM Balance set forth on the Estimated AIM Closing Statement.

3.	If the AIM Balance as determined in accordance with this Schedule 2 is less than the AIM Balance set forth on the Estimated AIM Closing Statement, then the Seller shall pay the Purchaser the amount by which the AIM Balance as determined in accordance with this Schedule 2 is less than the AIM Balance set forth on the Estimated AIM Closing Statement.

4.	If the AIM Balance as determined in accordance with this Schedule 2 is greater than the AIM Balance set forth on the Estimated AIM Closing Statement, then the Purchaser shall pay to the Seller the amount by which the AIM Balance as determined in accordance with this Schedule 2 is greater than the AIM Balance set forth on the Estimated AIM Closing Statement.

SCHEDULE 2

SCHEDULE 3
To the Purchase and Sale Agreement

Seller and the Ownership Group represent and warrant to Purchaser that the statements in this Schedule 3 are correct and complete as of the Effective Date and as of the Closing Date (except for those Seller Warranties that speak as of a specific date or time (and which are correct and complete only as of such date or time)), except as set forth in the Disclosure Letter and any Historic or Current FDD.

The Unlimited Warranties are those matters set forth in Section 1 (Capacity and Interests of Seller and the Ownership Group), Section 2 (The Shares), Section 5 (Insolvency) and Section 13 (Tax).

1.	Capacity and Interests of the Seller and the Ownership Group

a.	Seller and each member of the Ownership Group have each duly authorized the execution, delivery and performance of this Agreement and the other documents referred to in it that are to be executed by them, and, when executed and delivered, this Agreement and each of the other such documents will constitute a legal, valid and binding agreement of the them, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

b.	The execution, delivery and performance of this Agreement and the other documents referred to in it (i) do not conflict in any respect with, or constitute a breach or default under, the constitutional documents of the Seller or any member of the Ownership Group, (ii) do not materially violate or materially conflict with any terms and conditions of any material contract to which the Seller or any member of the Ownership Group is a party; (iii) do not in any material respect conflict with any Law generally applicable to the Company, the Seller or any member of the Ownership Group; (iv) will not result in a breach of any order, judgment or decree of any Governmental Body or enforceable undertaking given to any Governmental Body; and (v) do not require notification to or the consent of any Governmental Body or, to the knowledge of the Seller, any person not a party hereto.

c.	Except only for payments made by Franchisees and Master Franchisees to Company under the relevant Franchise Agreements and Master Franchise Agreements, none of the Seller or any member of the Ownership Group, or any director, officer or executive employee, of any of them, holds an ownership interest in, provides services to, or receives payment from, any Franchisee or Master Franchisee.

d.	All agreements between the Company, on the one hand, and the Seller or any member of the Ownership Group, on the other hand (including agreements for financing and management) have been terminated as of Closing, and the Company has no obligation (whether to pay money or otherwise) under any such agreement after Closing.

SCHEDULE 3

2.	The Shares

a.	Prior to the Reverse Split, the authorized equity interests of the Company consist solely of 2,000,000 shares of common stock, par value $0.0001 per share, and 605,000 shares of preferred stock, par value $0.0001 per share. Following the Reverse Split, the authorized equity interests of the Company consist solely of 200,000 shares of common stock, par value $0.0001 per share, and 60,500 shares of preferred stock, par value $0.0001 per share. All of the issued and outstanding Shares are held by the Persons and in such amounts as set forth on Schedule 9, in each case, free and clear of all Encumbrances. The Shares have not been issued in violation of any federal or state securities Laws and are owned beneficially and of record by the relevant Persons as set forth on Schedule 9. The Shares have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights.

b.	Except as set forth on Schedule 9 with respect to the Minority Shares, the Seller is the sole legal and beneficial owner of, and has good and marketable title to, all of the Shares, free from all Encumbrances.

c.	The copy of the organizational documents of the Company annexed to the Disclosure Letter is true, complete and up-to-date, and sets out in full the rights and restrictions attached to the Shares.

d.	Except as set forth in the Disclosure Letter, there are no (i) securities or other equity interests of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer, sell, redeem or otherwise acquire, or to cause the issuance, transfer, sale, redemption or acquisition of, any of the Company’s securities or other equity interests, (ii) stock appreciation, phantom stock or similar rights with respect to the Company, or (iii) voting trusts, proxies or any other Contracts or understandings with respect to the voting of any of the Company’s securities or other equity interests.

e.	The Company is a corporation duly incorporated, validly existing and in active status under the Laws of the State of Delaware.

f.	The Reverse Split was properly authorized by all necessary corporate and shareholder action in full compliance with the requirement of the DGCL and the constitutional documents of the Company and did not conflict with or otherwise breach or trigger any rights under any agreement to which the Company, Seller or any member of the Ownership Group is a party.

g.	The Reverse Split Payment in the amounts to each Minority Shareholder as stated in Schedule 9 represents the full amount due to any Minority Shareholder as a result of the creation of any fractional shares arising out of the Reverse Split. Except for the Minority Shareholders, no person is entitled to payment of any portion of the Reverse Split Payment.

SCHEDULE 3

3.	Licenses and Consents; Corporate Status

a.	Except with respect to (i) licenses, consents, approvals, permissions, permits and authorizations related to franchise matters (as to which certain representations and warranties are made in Section 6 and Sections 16 through 19 of this Schedule 3), (ii) real estate licenses and permits (as to which certain representations and warranties are made in Section 10 of this Schedule 3), (iii) licenses and permits related to employee matters (as to which certain representations and warranties are made in Section 7 and Section 14 of this Schedule 3), and (iv) licenses and permits concerning Owned IP (as to which certain representations and warranties are made in Section 9 of this Schedule 3), all other licenses, consents, approvals, permissions, permits and authorizations (public and private, including those required from lenders to the Seller or any member of the Ownership Group and/or the Company) necessary for (1) the carrying on of the Business effectively in the places and in the manner in which the Business is carried on as of the date of this Agreement, and (2) the transactions contemplated hereby (including the transfer, and related change of control, of the Company and the Business to the Purchaser), have been obtained and all such licenses, consents, approvals, permissions, permits and authorizations are valid and subsisting and the transfer of the Shares will not violate or cause any of them to be suspended, cancelled, revoked, amended or not renewed on the same terms because of the transaction contemplated in this Agreement, except as set forth in the Disclosure Letter or to the extent that any failures to have such licenses, consents, approvals, permissions, permits and authorizations would not, individually or in the aggregate, result in a Material Adverse Change to the Company.

b.	The minute books and other corporate records of the Company are in the Company’s possession, have been in all material respects properly kept and are up-to-date, and contain in all material respects an accurate and complete record of the matters that should be dealt with in those books in accordance with Law, and no notice or allegation that any of them is incorrect or should be rectified has been received.

c.	Due compliance has been made with all legal requirements in connection with (i) the formation of the Company; (ii) the allotment, issue, purchase and redemption of shares, debentures and other securities of the Company; (iii) amendments to the certificate or articles of incorporation of the Company; and (iv) the passing of resolutions by the Company. The Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the character of the properties owned by it, or the nature of the Business, makes such licensing or qualification necessary, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, result in a Material Adverse Change.

d.	The Company has not entered into any transaction ultra vires or outside the powers or authority of the Company or its directors.

e.	Except as set forth in the Disclosure Letter, the Company is a member of no corporate or unincorporated body, undertaking or association.

f.	Since July 1, 2012, the Company has had no Subsidiaries except as listed on the Disclosure Letter. The Company does not own or hold the right to acquire, nor, except for the Discontinued Subsidiaries, has it owned or held at any time since its formation, directly or indirectly, any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or any other person. The Company is not a participant in any joint venture, partnership or similar arrangement.

g.	The Discontinued Subsidiaries have all been properly terminated in accordance with their respective constitutional documents and Law, and the Company has no Liability with respect to any Discontinued Subsidiary.

SCHEDULE 3

h.	Except (i) as set forth in the Accounts, (ii) the Disclosure Letter or (iii) as contemplated by Section 17.e of the Agreement, no dividend, interim dividend or other distribution, whether paid or still outstanding, has been declared or paid after December 31, 2016, nor is there any right outstanding to distribution from, or payment based on, reserves or profits of the Company.

i.	Since January 1, 2013, the Company has not traded or otherwise carried out any business activities other than the Business and is not subject to any agreement or arrangement to do so.

4.	Audited Accounts and Management Accounts

a.	A true, complete and accurate copy of the Audited Accounts and Management Accounts is annexed to the Disclosure Letter.

b.	Except as set forth in the Disclosure Letter and subject to, in the case of the Management Accounts, any year-end adjustments and the absence of footnote disclosure, the Accounts were prepared in accordance with GAAP, applied on a consistent basis.

c.	The Accounts fairly present, in all material respects:

i.	The assets and liabilities (whether accrued or contingent) of the Company for the periods ending on each of the Accounts Dates;

ii.	A true and fair view of the state of affairs and the financial position of the Company and its profits and losses for the periods ending on each of the Accounts Dates.

d.	The Accounts are complete and accurate in all material respects.

e.	Since January 1, 2014, the profits and losses of the Business as shown by the Accounts have not (except as therein disclosed) been affected to a material extent by any non-recurring, exceptional, extraordinary or short-term item or by any other matter that has rendered profits or losses unusually high or low.

f.	All accounting records of the Company supporting the Accounts have been kept on a basis consistent with the Company’s historical practice, are in its possession, kept up to date, and are materially complete and accurate.

g.	Except as set forth in the Disclosure Letter, the Management Accounts have been prepared in accordance with GAAP, applied on a basis consistent with the accounting principles, standards and practices adopted for the Audited Accounts.

h.	The Company has provided the Purchaser with access to the Company’s internal accounting controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act).

i.	There are no material liabilities of the Company that would be outstanding as of the Closing Date other than those (i) specifically included or provided for in full in the Audited Accounts or the Management Accounts, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (iii) commercial liabilities incurred since the date of the Management Accounts Date in the ordinary course of business, and (iv) contractual liabilities under contracts disclosed in the Disclosure Letter or contracts that, individually, would not result in liabilities to the Company in excess of $250,000.

SCHEDULE 3

j.	All accounts receivable reflected in the Accounts, and all accounts receivable arisen since the Audited Accounts Date which are reflected in the Management Accounts up to the date on which the Management Accounts were prepared, are in existence for the amounts reflected therein, and arise from bona fide sales and transactions actually made in the ordinary course of business consistent with past practice.

k.	The Company has made no gifts or contributions (whether charitable, political or otherwise) except as properly recorded in the Accounts, and the Company has made no commitment to make any such gift or contribution that has not been paid as of the Accounts Dates.

5.	Insolvency

a.	No order has been made or petition presented, meeting convened or resolution passed for the winding up of the Seller, the Company, the Business or any member of the Ownership Group, or for a liquidator, receiver or other insolvency practitioner to be appointed in respect of any of them. No administration order has been made and no petition for such an order has been presented in respect of the Seller, Company or the Business, and none of the Company, the Seller or any member of the Ownership Group is insolvent or unable to pay its debts, and has not stopped paying its debts, as they come due.

b.	No voluntary arrangement with creditors or analogous arrangement has been proposed with respect to the Company, the Seller or any member of the Ownership Group.

c.	No receiver (which expression includes an administrator, receiver and manager) has been appointed in respect of the Company, the Seller or any member of the Ownership Group or any of their assets. No distress, distraint, charge order, garnishment, execution or other similar process has been levied or applied for in respect of any of their assets.

d.	No examiner has been appointed over the whole or any part of the property, assets or undertaking of the Business, the Company or the Seller.

e.	No event analogous to any of the foregoing has occurred in any jurisdiction in relation to the Company, the Seller, the Business or any member of the Ownership Group.

6.	Compliance with Franchise Laws

a.	The Company is and has been since July 1, 2012 in compliance in all material respects with all Franchise Laws. Since July 1, 2012, all FDDs of the Company which were registered or filed with any Governmental Bodies were, when effective, true and complete, and complied in all material respects with all Franchise Laws. The Disclosure Letter sets forth accurately the current status of all U.S. state registrations and filings.

b.	Since July 1, 2012, the Company has not offered or sold any Franchise at times or in jurisdictions in violation of Franchise Laws.

SCHEDULE 3

7.	Directors, Officers and Employees

a.	The Directors identified on Schedule 4 are the only members of the board of directors of the Company at the date of this Agreement.

b.	Except as set forth in the Disclosure Letter, no person is or has been a “shadow director” of the Company.

c.	Except only for the agreement between the Company and Ms. Burke which has been terminated as of Closing with no further obligation on the part of the Company, there are no contracts of service between the Company and any of its Directors.

d.	The Company has made no loans to any Director, officer or Employee, and the Company has no debts or other financial obligations payable to any of its Directors, officers or Employees other than for salary, commissions and other ordinary compensation as reflected in the Accounts.

e.	All Employees are employees-at-will. Except as identified in the Disclosure Letter, no Employee has an employment contract with the Company (whether written or oral).

f.	The Employees identified as such on the Employee Detail List included in Schedule 4 are the only persons employed by the Company; the Company employs no person other than the Employees.

g.	The Company employs Employees only in Utah, Texas, Florida, Ohio, Tennessee, Pennsylvania, Arizona, Kansas, California and New York. All Employees are entitled to work in the United States, and the Company has properly confirmed, and kept records about, each Employee’s, and each former employee’s, eligibility for employment in the jurisdiction in which such person works or has worked.

h.	The Employee Detail List included as Schedule 4 contains or has attached to it true and accurate details of:

i.	The total number of Employees (including all those who are on maternity or parental leave, absent on grounds of disability, or other otherwise not present but who are entitled to return to work with the Company, whether pursuant to a statutory or contractual right or otherwise);

ii.	The name, salary, bonuses, other monetary remuneration and title/position for each Employee.

i.	There are no proposals (written or oral) to terminate the employment of any Employee or to vary or amend any Employee’s terms and conditions of employment (whether to the Employee’s detriment or benefit), except as (i) identified in the Disclosure Letter or (ii) required by Law. As of the Effective Date, the Company has not received a notice of resignation from any Employee.

j.	As of the Effective Date there is no outstanding offer of employment to any person, although the Company has open positions for which it is soliciting potential employees.

SCHEDULE 3

k.	No Employee is a parent, spouse or child of any director, officer or executive employee of the Company, the Seller or any member of the Ownership Group.

l.	Except as set forth in the Disclosure Letter, to the Seller’s knowledge no Employee is a parent, spouse or child of any owner, officer, director or executive employee of any Franchisee or any Master Franchisee.

m.	At Closing, there will be no person previously employed by the Company who has, or who may in the future come to have, a contractual or statutory right to return to work at, or to be reinstated by, or to any other compensation from, the Company.

n.	Except only for the Stock Option Agreements (which have been terminated as of Closing, with no further obligation due from the Company except as set forth in the Option Cancellation Agreements), no arrangement for employment of any Employee provides that a change in control of the Company shall entitle such Employee to treat the change in control as amounting to a breach of contract or entitling the Employee to any payment or benefit whatsoever, or entitling the Employee to terminate the employment relationship for cause.

o.	There are no share incentive, share option, profit sharing, bonus or other incentive arrangements or programs for or affecting any Employee except as identified in the Disclosure Letter. No part of any Employee’s compensation is based on commission except as identified in the Disclosure Letter. Since July 1, 2012, no former employee of the Company has made any written claim to incentive compensation, commission or other payment relative to that former employee’s employment with the Company, except as identified in the Disclosure Letter.

p.	The Company has not entered into any contract with any Director, officer, Employee that contains provisions for payments, allowances, benefits, bonuses and/or other undertakings whereby the Company is bound to compensate any individual for Taxes paid pursuant to Section 4999 or 409A of the IRC.

q.	The Company does not maintain a written severance policy, and except as set forth in the Disclosure Letter, no employee has an agreement, oral or written, providing for severance or termination payments upon the termination of employment.

r.	The Company’s hiring, promotion and termination policies and practices comply, and since January 1, 2015 have complied, with Law, including laws prohibiting discrimination based on race, sex, color, national origin, religion or other categories protected by Law.

s.	The Company complies, and since July 1, 2012 has complied, with Law regarding the payment of minimum wage and the proper classification of employees as “exempt” and “non-exempt” for overtime eligibility.

t.	With respect to each Employee, and to every former employee of the Company, there are no current or pending disputes or claims (other than routine claims for benefits under employee benefit plans sponsored by the Company), whether individual or collective, and whether by the Company or Employee (or former employee), and to the knowledge of the Seller, no claims have been threatened.

SCHEDULE 3

u.	Since July 1, 2012, no independent contractor, Franchisee, owner or employee of a Franchisee, or consultant has claimed that he or she is an employee, worker or agent of the Company, and, to Seller’s knowledge, there are no facts or circumstances that may give rise to any such claim. Since July 1, 2012, no Tax Authority or other Governmental Body has, in respect of any current or former independent contractor or consultant, challenged or objected to their treatment as independent contracts or self-employed consultants, and no such challenge is pending or to Seller’s knowledge threatened, and, to Seller’s knowledge, there are no facts or circumstances which may give rise to such challenge or objection.

v.	Except as reflected in the Accounts, there is no obligation or amount due to or in respect of any Employee or any former employee of the Company in connection with or arising from his employment or termination of employment which is in arrears or unsatisfied, other than reimbursement for current expenses, remuneration for the current period since the Management Accounts Date, and vacation pay, sick leave and other “paid time off” for the current year.

w.	Reserved.

x.	The Company is not, and since July 1, 2012 has never been, a “federal contractor” for the purposes of the US Department of Labor’s Office of Federal Compliance Programs.

y.	No trade union, works council, staff association or other body representing or purporting to represent employees is recognized by the Company in any way for bargaining, information or consultation purposes. There are no agreements (whether legally binding or not) with any representative body in relation to the Employees, and there are no pending requests for recognition, consultation or employee representation. The Company is not and since July 1, 2012 has never been involved in any strike, lockout or other industrial action or trade dispute, or in negotiation with any trade union or other organization representing employees, and no such strike or lockout is pending or, to Seller’s knowledge, threatened.

z.	Except as set forth in the Disclosure Letter, the Company is under no legal obligation to pay pensions, gratuities, allowances, insurance or other benefits to any of its past or present directors, officers or employees or their dependents, nor is the Company in the habit of making voluntary payments in relation of such matters, except for what is provided for in the Audited Accounts and Management Accounts.

aa.	The Company does not, and since July 1, 2012 has not, operated, sponsored or participated in, or is otherwise under any liability or obligation with respect to, any plan subject to Title IV of the Employment Retirement Income Security Act (“ERISA”), or any “multiemployer plan” any “multiple employer plan,” as such terms are defined under ERISA (whether a defined benefits program or otherwise).

bb.	The Company sponsors a defined contribution 401(K) plan for the benefit of its eligible employees (the “401(k) Plan”. The Company has timely made (or properly accrued for) all required contributions to the 401(k) Plan through the Closing Date. The 401(k) Plan operates in compliance with the 401(k) Plan documents and Law, and all funds subject to the 401(k) Plan are held and invested as required by Law and the 401(k) Plan documents. The Company maintains a fidelity bond in connection with its administration of the 401(k) Plan as required by ERISA.

SCHEDULE 3

cc.	The Company’s dispute with Kevin K. Cushing, the Company’s former President and Chief Executive Officer, including those matters alleged in Mr. Cushing’s lawsuit against the Company, filed on February 10, 2012, have been finally and completely resolved, and the Company has no liability for the payment of funds (whether to or on behalf of Mr. Cushing or otherwise), and no obligation to take any action, or inability to take any action, as a result of that dispute or its settlement.

8.	Assets (Personal Property)

a.	Except as set forth in the Disclosure Letter or otherwise acquired after the Accounts Date in the ordinary course of business, all Assets owned by the Company are identified as such in the Audited Accounts and Management Accounts, and the Company has good and marketable title to them, free from any Encumbrance other than Permitted Encumbrances.

b.	All Assets having a book value in excess of $50,000 which are currently made available to the Company under any currently active lease, license, installment purchase plan, retained title agreement, or other similar arrangement, are properly identified as such on Schedule 7 and in the Audited Accounts and Management Accounts, and the Company has paid all rent, installment payments, service payments, license fees and other payments required to be paid under such agreements through the date of the Management Accounts.

c.	Since July 1, 2012, all Assets (whether owned by the Company or used under a license, lease or other arrangement) were acquired for the Company’s use from a third party (that is, no one who is a current or former officer, director or employee of the Company, the Seller, or any member of the Management Group) or a spouse, parent or child of any such person) on an arm’s length basis.

d.	All machinery, vehicles and office equipment used in connection with the Business are in good condition and repair (ordinary wear and tear excepted).

9.	Intellectual Property

a.	Except as set forth in the Disclosure Letter, the Company owns the Owned IP, and the Owned IP is properly so identified on Schedule 7. Except as set forth in the Disclosure Letter, the Company has received no written communication from any third party that the Company’s ownership or use of the Owned IP conflicts with their rights. Except as set forth in the Disclosure Letter, there is no agreement granting any third party any license or right to use or purchase the Owned IP.

b.	Except as set forth in the Disclosure Letter, and except for those six locations in the United States identified in the Current U.S. FDD (namely, locations in Chicago, Illinois; Baltimore, Maryland; Fargo, South Dakota; St. Louis Park, Minnesota: Pittsfield, New Hampshire; and Muncie, Indiana), to Seller’s knowledge there are no infringements on any of the Company’s Owned IP, nor to Seller’s knowledge is there any party who has claimed, or has the ability to claim, rights superior to the Company’s in the Owned IP.

c.	Except as set forth in the Disclosure Letter, all Owned IP (including domain names and trademarks) that has been registered with any Governmental Body, domain name registrar or other authority is properly so registered, all such registrations are current, and identified on Schedule 7. All Owned IP is properly registered in all jurisdictions where the franchise business related to any Franchise Agreements or Master Franchise Agreements is located.

SCHEDULE 3

d.	Except as set forth in the Disclosure Letter, the Owned IP comprised of software programs operates in general accordance with any description thereof in the manuals (if any) provided for its use.

e.	Reserved.

f.	Except as set forth in the Disclosure Letter, to Seller’s Knowledge, the Company has obtained and maintained all permissions and certificates required by applicable Law for the Company to export any Owned IP comprised of software programs that it has provided to any Master Franchisee for use outside the United States, and to the Seller’s knowledge, the Company has obtained and maintained all permissions and certificates required under applicable Law for such Owned IP comprised of software programs to be imported into and used in the country where it is used.

g.	Except as set forth in the Disclosure Letter, the Company licenses or otherwise is able to use the Licensed IP pursuant to licenses, leases or other agreements properly entered into on standard arm’s length terms, and all license fees and other payments payable by the Company for access to and use of the Licensed IP are fully paid or payable in the ordinary course of business in accordance with past practice as of the date of the Management Accounts. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, all elements of the Company’s MIS System (that is, the business management software, applications and communications systems that the Company periodically provides to Franchisees) have been properly obtained and maintained by the Company, such that the Company’s provision of the MIS System to the Franchisees is in full compliance with the terms under which the Company has obtained all elements of the MIS System from the relevant Supplier of the Company.

h.	Except as set forth in the Disclosure Letter, each person (Employee or otherwise) who has created Intellectual Property on behalf of the Company in the course of such person’s engagement or employment by the Company is bound by a written agreement vesting all rights to, and ownership of, such Intellectual Property solely and absolutely in the Company, and irrevocably waiving their moral rights to such Intellectual Property.

i.	Except as set forth in the Disclosure Letter, the Owned IP and the Licensed IP comprise all of the Intellectual Property used by the Company.

10.	Real Estate

a.	The Company owns no Real Estate, and since June 30, 2012, it has not owned any interest in Real Estate.

b.	The Company currently leases premises at Parkside Tower, 215 South State Street, Salt Lake City, Utah 84111. The lease and all amendments, exhibits, schedules and attachments to it (including any ancillary documents, such as estoppels or subordination and attornment agreements) have been fully disclosed to Purchaser. The lease expires June 30, 2018.

SCHEDULE 3

c.	The lease is in full force and effect, and the Company, as tenant, is in material compliance with all of its obligations thereunder, and has received no notice (whether written or oral) from the landlord, landlord’s lender or any other party claiming that the Company is in breach, default or noncompliance with the lease.

d.	All rent, operating expenses, security deposits and other sums payable by the Company as tenant under the lease through the Closing Date have been fully and properly paid or properly accrued as of the Closing Date.

e.	To the knowledge of Seller, all obligations of the landlord that should, under the terms of the lease, have been performed as of the Closing Date, have been fully and satisfactorily performed (including, without limitation, any build-out, finish work and other construction required for the Company’s occupancy).

f.	The Company has received no written notice that the landlord is in breach or default of any of the landlord’s obligations to its mortgagee or any other party who may have or claim an interest in the leased premises.

g.	Except for any lender of the landlord to whom the Company has executed a subordination or attornment agreement, to the Seller’s knowledge there is no Encumbrance affecting the leased premises other than Permitted Encumbrances.

h.	The Company has maintained all insurance policies required of the Company as tenant under the lease since the inception of the lease, all such insurance is in full force and effect, and the Company has paid all premiums therefor through the Closing Date.

i.	To the Seller’s knowledge, the leased premises is in full compliance with applicable Law, including building codes, Laws intended to protect the environment and to regulate the use, storage and discharge of toxic or otherwise hazardous materials, and Laws intended to allow access to and use of the premises by people with disabilities.

j.	No consent or approval by the landlord is required for the Company to continue its occupancy of the premises after Closing.

11.	Insurance

a.	The Disclosure Letter sets forth all currently effective insurance policies of the Company. In respect of all such policies:

i.	All premiums have been paid to date;

ii.	All the policies are in force;

iii.	To Seller’s knowledge, there are no circumstances which might lead to suppression or limitation of the insurer’s liability;

iv.	No claim is outstanding.

b.	All insurance coverage (except only for the professional liability coverage discussed in item 11.c below) will continue in force after the Closing of the transactions contemplated by the Agreement.

SCHEDULE 3

c.	The professional liability policy maintained by the Company can be continued in force after closing on terms reasonably similar to those in place through Closing, subject to the consent of the insurer and the payment of any additional premium therefor.

12.	Litigation

a.	Except as set forth in the Disclosure Letter, the Company is not involved in any dispute or litigation, governmental or administrative investigation, arbitration or court proceedings, either as a plaintiff or defendant. To Seller’s knowledge, there is no litigation, investigation or proceeding threatened against the Company or related to the Business.

b.	None of the Company, the Seller, any member of the Ownership Group, or any of their officers, directors or employees is being investigated or prosecuted for any civil or criminal offense related to the Business or, in the case or any officer, director or employee, related to his or her participation in the Business and/or the relevant member of the Ownership Group, and, to the Seller’s knowledge there are no such investigations or prosecutions pending or threatened.

c.	Except as set forth in the Disclosure Letter, no dispute, mediation, arbitration or litigation for amounts above $10,000 commenced by or against the Company, or that have been threatened to be commenced, have been settled or compromised during the period of five years ending on the date of this Agreement.

d.	None of the Company, the Seller or Seller’s Owner is subject to any order or judgment given by any court or Governmental Body, and none of them is a party to any undertaking, settlement, consent agreement or assurance given to any court or Governmental Body. WCR is not subject to any order or judgment given by any court or Governmental Body, and is not a party to any undertaking, settlement, consent agreement or assurance given to any court or Governmental Body, which would prohibit, affect or limit the Transaction or Purchaser’s ability to own and operate the Business after Closing.

13.	Tax

For purposes of this Item 13, “Seller Parties” means, collectively, Seller and the Ownership Group.

a.	Returns and Compliance

i.	For any Tax Period ending after June 30, 2012, the Company and the Seller Parties have duly, and within appropriate time limits, made and filed all Tax Returns required to be filed, given all notices and supplied all other information required to be given or supplied to all relevant Governmental Bodies in connection with such Tax Returns, and have maintained all records required to be maintained for all Tax purposes. All such Tax information is complete, up-to-date and accurate in all material respects, and all such Tax Returns and notices were complete, up-to-date, accurate and in compliance with the IRC in all material respects as of the date filed. All Taxes shown as due on such Tax Returns have been paid to the appropriate Governmental Bodies on a timely basis.

SCHEDULE 3

ii.	The Data Room includes complete and accurate copies of all Tax Returns (including without limitation all amendments thereto) filed by or on behalf of the Company and/or the Business, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Seller Parties (or any of them) with respect to the Company and/or the Business for any Tax period ending after June 30, 2012, except for Tax Periods that the Company was included as part of a consolidated or combined or unitary group (in which case separate estimated Income Tax calculations for the Company have been included in the Data Room).

iii.	Since July 1, 2012, except as set forth in the Disclosure Letter, the Company and the Seller Parties have not received any written claim or notice by any Governmental Body in a jurisdiction where Tax Returns are not filed by or on behalf of the Company asserting that the Company may be subject to taxation in that jurisdiction.

iv.	None of the Seller Parties is a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the IRC and Treasury Regulations promulgated thereunder). Neither the Company nor any of the Seller Parties has been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) for any Tax period ending after June 30, 2012.

v.	For any Tax Period ending after June 30, 2012, the Seller Parties have disclosed on all requisite federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC Section 6662.

vi.	Except as set forth in the Disclosure Letter or in any Tax Return, neither the Company nor any of the Seller Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under IRC Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (b) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); or (c) installment sale or open transaction disposition made on or prior to the Closing Date.

vii.	For any Tax Period ending after June 30, 2012, neither the Company nor any of the Seller Parties has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

viii.	For any Tax Period ending after June 30, 2012, neither the Company nor any of the Seller Parties has been notified in writing of any proposed Tax claims, liens or assessments against the Company or the Seller Parties.

ix.	Except as set forth in the Disclosure Letter, there is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation, or similar agreement, arrangement, understanding or practice with respect to Taxes, in each case, by and between the Company or a Seller Party, and an entity other than the Company or a Seller Party, except for agreements, arrangements, understandings, or practices entered into in the ordinary course of business. The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether in writing or verbally) which could be treated as a partnership for federal income Tax purposes.

SCHEDULE 3

x.	Except as set forth in the Disclosure Letter, the 2014 reverse subsidiary merger involving the Company and the Seller Parties qualified as a reorganization within the meaning of IRC Section 368(a)(1)(A) and IRC Section 368(a)(2)(E).

xi.	Since the Audited Accounts Date, there has not been, with respect to the Company, any action by or on behalf of the Company to make, change or rescind any Tax election except in connection with the preparation and filing of Tax Returns, or to amend any Tax Return.

xii.	For any Tax Period ending after June 30, 2012: (a) the Company does not have a permanent establishment in any country outside the United States and is not subject to Tax in a jurisdiction outside the United States; (b) the Company has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8; and (c) the Company has not transferred an intangible the transfer of which would be subject to the rules of IRC Section 367(d).

b.	Tax Claims, Liabilities and Reliefs

i.	Except as set forth in the Disclosure Letter, the amount of Taxes payable by the Company does not, to any material extent, depend on any concession, agreement or other formal or informal arrangement with any Tax Authority.

ii.	All Taxes which the Company and/or the Seller Parties are required by Law to withhold or collect for payment (including Taxes required to be withheld from payments made to any past or present director, officer or employee) have been duly withheld and collected and have been timely paid to the appropriate Tax Authority.

c.	Investigations and Inquiries

i.	Except as set forth in the Disclosure Letter, there is no action, suit, investigation, examination, inquiry, audit, dispute, claim or assessment pending or threatened in writing with respect to Taxes of the Company or the Seller Parties.

ii.	Except as set forth in the Disclosure Letter, for any Tax Period ending after June 30, 2012, neither the Company nor any of the Seller Parties has given or been requested to give waivers or extension (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to Taxes except for extending Tax Return due dates.

d.	Power of Attorney

i.	Except as set forth in the Disclosure Letter, for any Tax Period ending after June 30, 2012, no power of attorney or similar authority has been given with regard to the Company or the Business that is still in force.

SCHEDULE 3

e.	Secondary Liabilities

i.	Since July 1, 2012, the Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than with the Seller Group). For any Tax Period ending after June 30, 2012, the Company does not have any Liability for the Taxes of any person (other than the Seller Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

ii.	Reserved.

f.	Transfer Pricing

i.	For any Tax Period ending after June 30, 2012, the Company is not subject to any transaction or arrangement with any Seller Party or any Affiliate thereof with respect to which the Internal Revenue Service has the authority to reallocate items of gross income, deductions, credits, or allowances pursuant to IRC Section 482.

14.	Employee Benefits

a.	Except as set forth in the Disclosure Letter, no Tax Authority or other Governmental Body has, in respect of any current or former independent contractor or consultant, challenged or objected to their treatment as independent contractors or self-employed consultants, and no such challenge is pending or threatened, and there are no facts or circumstances which may give rise to such challenge or objection.

b.	The Disclosure Letter contains a complete and correct list of: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) each other benefit plan, policy, program, arrangement or agreement which is sponsored or maintained by the Company, or pursuant to which the Company is otherwise bound or otherwise has any Liability, for the benefit of its employees, former employees, consultants or other representatives, including without limitation any nonqualified deferred compensation plan (each, an “Employee Plan”). Each Employee Plan (i) has been operated and administered in material compliance with its terms and all applicable requirements of ERISA, the IRC and other Law, and (ii) intended to be qualified under IRC Section 401(a) has received a favorable determination letter from the Internal Revenue Service and there have been no amendments or modifications to such plan since the date of such letter which would cause the loss of qualified status of such plan. Neither the Company, the Seller Parties nor any of their ERISA Affiliates maintains, sponsors or is required to contribute to, either currently or at any time in the past, or otherwise has any Liability with respect to, any Employee Plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412-430 of the IRC or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B or under a similar state law). Except as set forth in the Disclosure Letter, neither the Company nor any of the Seller Parties is bound by or otherwise has any Liability with respect to any Employee Plan.

c.	Without limiting the generality of subsection (b) immediately above, the 401(k) Plan has been funded, administered and operated in compliance with all requirements of the IRC and other Law, and the Company and participating Employees are properly entitled to the beneficial Tax treatment allowed for such plans.

SCHEDULE 3

d.	The Company has no obligation whatsoever to pay any nonqualified deferred compensation to any person who would be subject to IRC Section 409(A).

e.	The Company and the Seller Parties have paid all required contributions to all applicable Governmental Bodies for unemployment insurance and workers’ compensation accounts and, therefore, Purchaser has no duty to withhold any amount of the Cash Consideration for such purpose.

f.	Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in “excess parachute payments” within the meaning of IRC Section 280G(b).

g.	The Amended and Restated AlphaGraphics, Inc. 2013 Stock Option Plan (the “Option Plan”) was established and administered in compliance with all applicable requirements of the IRC. The Option Plan was validly terminated, and all stock options and other awards thereunder were validly extinguished, prior to Closing. No participant in the Option Plan has or will hereafter acquire any right to purchase stock in the Company or any other equity (or quasi-equity) interest in the Company. Except for the Option Cancellation Payment payable to the Option Holders pursuant to the Option Cancellation Agreements, no participant in the Option Plan has or will have any claim against the Company or Purchaser as a result of or in connection with the termination of the Option Plan or the extinguishment of all stock options and other awards thereunder.

15.	Compliance with Law

a.	Except with respect to (i) Laws related to franchise matters (as to which certain representations and warranties are made in Section 6 and Sections 16 through 19 of this Schedule 3), (ii) Laws related to real estate licenses and permits (as to which certain representations and warranties are made in Section 10 of this Schedule 3), (iii) Laws related to employee matters (as to which certain representations and warranties are made in Section 7 of this Schedule 3), (iv) Laws related to Tax matters (as to which certain representations and warranties are made in Section 13 of this Schedule 3), and (v) Laws concerning Owned IP (as to which certain representations and warranties are made in Section 9 of this Schedule 3), since July 1, 2012, the Business has been conducted in material compliance with Law, and since July 1, 2012, neither the Company nor any of its Directors or officers, nor, to the Seller’s knowledge, any Employees, has committed or is liable for any criminal, illegal or wrongful act related to the Business.

b.	Since July 1, 2012, none of Company, the Seller or any member of the Ownership Group has received written notification that any investigation or inquiry is being conducted or has been conducted by any Governmental Body with respect to the Business or the Company or which would require disclosure in the Current FDDs.

c.	Since July 1, 2012, none of the Company, its officers or Directors, or to Seller’s knowledge, any Employees, has made, or offered to make, any gift, bribe, inducement, kick-back or other improper payment to or on behalf of any person, including anyone representing, or claiming to represent, any Government Authority (including any Government Authority outside the United States).

SCHEDULE 3

d.	Except as set forth in the Disclosure Letter , since July 1, 2012, the software provided by the Company to the Franchisees operates and maintains data in compliance with Law generally applicable to the Company and its Business, including laws intended to protect consumer privacy and data security.

16.	Franchise Disclosure Documents

a.	Schedule 12.a to the Agreement sets forth a complete list of all FDDs that are currently in use by the Company (the “Current FDDs”).

b.	Schedule 12.b to the Agreement sets forth a complete list of all FDDs, offering circulars and similar disclosure documents that were issued, disseminated or otherwise used by the Company since July 1, 2012 in connection with the offer and sale of a franchise (collectively with the Current FDDs, the “Historic FDDs”).

c.	Schedule 12.c sets forth accurately the current status of all U.S. state franchise registrations and filings.

d.	Since July 1, 2012, prior to the execution of any Franchise Agreement, the Company has timely delivered to each Franchisee a complete and accurate copy of the applicable Historic FDD in compliance with Franchise Laws, and has obtained executed receipts thereof from all such Franchisees.

e.	Since July 1, 2012, the Company’s Current and Historic FDDs are, and have been, in material compliance with Law, including the rules of the Federal Trade Commission and those states where the Company does business that require the registration or filing of franchise disclosure materials. Since July 1, 2012, the Company has not solicited potential franchisees in jurisdictions, or at times, when such solicitation was not permitted by Law.

17.	Franchisees

a.	Seller has made available to the Purchaser true and complete copies of all currently effective Franchise Agreements (including all written amendments, addenda and modifications thereto), and except as set forth in the Disclosure Letter, there are no other material amendments, modifications or waivers of any material rights or benefits of the Company, or material obligations of any Franchisee, under any such Franchise Agreements.

b.	The Disclosure Letter sets forth the Franchise Agreements currently in effect which are or were due to expire during the period between January 1, 2017 and the Effective Dates, and whether or not such Franchisee has extended or renewed the Franchisee’s Franchise Agreement.

c.	A list of the top 25 Franchisees ranked in order based on gross sales reported by each Franchisee for the 12 months ended on the Audited Accounts Date is included in Schedule 8.

d.	Except as set forth in the Disclosure Letter, each Franchise Agreement is a legal, valid and binding obligation of the Company, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles, and, to the Seller’s knowledge, of each Franchisee thereto (as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles), and is in full force and effect.

SCHEDULE 3

e.	No Franchise Agreement obligates the Company to buy back or otherwise acquire the stock of the Franchisee or substantially all of the assets of the Franchisee’s Business, except for any state addendum to a Franchise Agreement that imposes, applies or references the state’s statutory requirements.

f.	Except as set forth in the Disclosure Letter, the Company: (i) has not sold, assigned, transferred, conveyed, pledged, or granted a security interest in, any interest in any of the Franchise Agreements or the Company’s rights thereunder, (ii) is the sole beneficiary of the Franchise Agreements (other than the Franchisees and any other counterparties thereto) and (iii) owns the rights of the Company as the franchisor thereunder, free and clear of any liens.

g.	Except as set forth in the Disclosure Letter, since October 1, 2016 (i) the Company is not in receipt of a written demand or written request from any Franchisee with respect to Franchisee’s Franchise Agreement, for amendment or early termination, cancellation, rescission or other cessation thereof or (ii) to Seller’s knowledge no Franchisee has asserted to the Company an intention to cease operating its franchised Business or not renew its Franchise Agreement.

h.	Except as set forth in the Disclosure Letter , to Seller’s knowledge, since July 1, 2012, no Franchisee or employee of a Franchisee is or has been classified by any Governmental Body as an employee of the Company.

i.	Except as set forth in the Disclosure Letter, since July 1, 2012, no Franchisee has been terminated due to a conviction of a crime by Franchisee or Franchisee’s owners.

j.	No Franchisee will be entitled under any Franchise Agreement to terminate, suspend or cancel the Franchisee’s Franchise Agreement as a result of this Agreement or the transactions contemplated hereby, and no Franchisee is required under any Franchise Agreement to acknowledge or consent to the change of control of the Company contemplated hereby.

k.	Except as set forth in the Disclosure Letter, and excluding (i) defaults in the Franchisee’s payment obligation of less than $25,000 (ii) defaults relating to the Franchisee’s failure to comply with the Company’s system standards, as such system standards are set forth in the following System Standards files located in the Data Room: 35_04.28_ag_System Standards 2017.pdf and 35_09.23_ag_Operations Manual 2015.pdf, (iii) the failure of any Franchisees to pay any minimum royalties pursuant to the applicable Franchise Agreement, and (iv) failure of the Franchisees to maintain required insurance policies or name Company or any of its Affiliates as an additional insured, to Seller’s knowledge, no Franchisee is currently in material default under the terms of its Franchise Agreement, which in the ordinary course of business would warrant the issuance of a formal notice of default by the Company to the Franchisee nor has the Company knowingly waived in writing any material default of any Franchisee. As used in the previous sentence, “material default” means any material act or material omission by a Franchisee that would entitle the Company to terminate the Franchise Agreement or to notify the Franchisee of the Company’s intention to terminate the Franchise Agreement if the Franchisee does not cure such material breach or material default within the applicable cure period.

SCHEDULE 3

l.	Except as set forth in the Disclosure Letter, since July 1, 2012, to Seller’s knowledge, all former Franchisees are in material compliance with their obligations that survive the termination or other cessation of their Franchise Agreements, except to the extent permitted by any mutual termination agreement or settlement agreement.

m.	To Seller’s knowledge, since July 1, 2012, no event has occurred that, with or without notice or lapse of time, would constitute a material breach or material default by the Company under a Franchise Agreement, nor is the Company in receipt of a written communication from a Franchisee alleging that the Company is in material default under, or in material breach of, any Franchise Agreement, which the Company believes presents a high risk of resulting in the issuance of a formal notice of default by such Franchisee.

n.	The Company’s AIM Funds are held by the Company in separate bank account. Since July 1, 2012, except as set forth in the Disclosure Letter, (i) the Company has not used any money in the AIM Funds except as permitted by the Franchise Agreements, by any Historic FDDs or by Law and (ii) the Company has not been in receipt of any written claim or demand for damages from or on behalf of a Franchisee with respect to the expenditure or management of any AIM funds collected by the Company from a Franchisee.

o.	Except as set forth in the Disclosure Letter, to the Seller’s knowledge, no Franchisee is currently in breach of any payment due under its lease of the premises of the franchised Business.

p.	Except as set forth in the Franchise Agreements or as set forth in the Disclosure Letter, there are no contractual limitations prohibiting the Company or its Affiliates from developing or operating any ALPHAGRAPHICS® Businesses, or selling franchises or licensing others to do so in any geographic area or location.

q.	Since July 1, 2012, the Company has properly accounted for all Universal Service Credits earned, but not yet used, by any Franchisee.

r.	During the past 12 months, all discounts, rebates and other concessions paid to the Company from Suppliers whose goods or services are used by Franchisees have been accurately and appropriately credited to each Franchisee using such good or service. Except as set forth in the Disclosure Letter, the Company does not participate in any purchasing or distribution cooperative.

s.	Seller has made available to Purchaser all organizational and operational documents and material correspondence between the Company and any franchisee advisory boards/councils during the past 12 months, as well as the current membership and officers/executives of any such boards/councils, and a list of any current advertising, marketing or cooperative funds or accounts to which Franchisees contribute, and financial statements for said funds.

t.	Except only for the Network Leadership Council, which is an advisory council consisting of Franchisees and members of Company management, to Seller’s knowledge, except as set forth in the Disclosure Letter, there is no union, council, organization or consortium representing or purporting to represent the Franchisees or any of them in their relationship with the Company.

SCHEDULE 3

u.	Reserved.

v.	To Seller’s knowledge, except as set forth in the Disclosure Letter, there are currently no area or regional representatives, development agents or regional directors, other than employees of the Company, that currently provide any material support services to Franchisees on behalf of the Company.

w.	Except as granted in the Franchise Agreements, the Company has not entered into any agreement, written or oral, giving any Third Party or any Franchisee any right of first refusal, right of first offer, exclusivity, or similar right or option to operate the Retail Service using the ALPHAGRAPHICS® trademarks at any U.S. location or in any U.S. geographic territory.

x.	Except as set forth in the Disclosure Letter, no Franchise Agreement imposes on the Company an obligation to guarantee the Franchisee’s lease obligations, financing obligations to a Third Party unaffiliated with the Franchisee, or other material obligations to a Third Party unaffiliated with the Franchisee. Seller, the Company and their Affiliates are not (i) leasing or subleasing any real or personal property to any Franchisee; and (ii) have no currently outstanding offer regarding, or are currently a party to, any financing arrangement with any Third Party in which Seller, the Company or their Affiliates: (w) provide financing to a Franchisee (provided that uncollected accounts receivable does not constitute financing for purposes of this Section 17.x.(ii)(w)); (x) guarantee a note, lease or other obligation of a Franchisee; (y) receive a benefit from a lender in exchange for financing a franchise purchase; or (z) have a written arrangement for a lender to offer financing to a Franchisee.

y.	Except as set forth in the Disclosure Letter, there is no action pending or, to the knowledge of the Seller, threatened against the Company, Seller or their Affiliates related to any Franchise of the Company or the Company’s ALPHAGRAPHICS® franchise system.

18.	Franchise Brokers

a.	All agreements with Franchise Brokers are in writing and are identified on the Disclosure Letter.

b.	All payments due and payable by the Company to all Franchise Brokers have been paid or are properly accounted for in the Accounts.

c.	Except as set forth in the Disclosure Letter, no person other than a Franchise Broker has, or will have, any claim to a commission or other payment from the Company as a result of any action to solicit or engage a Franchisee prior to Closing.

19.	Master Franchisees

a.	As set forth in the Disclosure Letter, seller has provided Purchaser with true and complete copies of all Master Franchise Agreements, and there are no further contracts, agreements or arrangements, whether written or oral, for the distribution of the Retail Service, the performance of the Business or the use of any of the Company’s Intellectual Property outside the United States.

SCHEDULE 3

b.	Except as set forth in the Disclosure Letter, the Company’s former Master Franchise Agreements in Russia and Mexico have been properly terminated in accordance with their terms, and the Company has and, to the knowledge of the Seller, will have, no further liability or obligation arising under either of those Master Franchise Agreements.

c.	Neither the Company nor the Seller, Seller’s Owner or any member of the Ownership Group (or any director, officer or management employee of any of them) owns, controls or is employed by any Master Franchisee.

d.	All Master Franchise agreements are between the Company and Third Parties, and the Company maintains no subsidiaries outside the United States through which it engages Master Franchisees.

e.	Reserved.

f.	Except as set forth in the Disclosure Letter, no Master Franchisee has, during the past 12 months, ceased or indicated an intention to cease doing business with the Company nor, to Seller’s knowledge, is likely to do so as a result of this Agreement.

g.	To Seller’s knowledge, since July 1, 2012 no Master Franchisee or employee or franchisee of any Master Franchisee has been classified as an employee of the Company.

h.	To Seller’s knowledge, no Master Franchisee will be entitled to terminate, suspend or vary the terms of any contract with the Company as a result of this Agreement or the transactions contemplated hereby, and no Master Franchisee is required to acknowledge or consent to the change of control of the Company.

i.	To Seller’s knowledge, no Master Franchisee is currently in material default under the terms of its Master Franchise Agreement. As used in the previous sentence, “material default” means any act or omission by the Franchisee that would entitle the Company to terminate the Master Franchise Agreement or to notify the Master Franchisee of the Company’s intention to terminate the Master Franchise Agreement if the Master Franchisee does not cure such breach or default within the applicable cure period.

j.	To Seller’s knowledge, since July 1, 2012, the “gross sales,” and other information provided by each Master Franchisee to the Company is correct.

k.	Except as set forth in the Disclosure Letter or properly recorded in the Accounts, to Seller’s knowledge, the Company has no obligation (financial or otherwise) to any Master Franchisee except as set forth in the relevant Master Franchise Agreement, or as otherwise required by applicable Law.

l.	To Seller’s knowledge, the Company (i) is not currently in default with respect to any payment obligation currently owed to a Master Franchise and (ii) since July 1, 2012 no Master Franchisee has notified the Company in writing that it believes the Company has breached or is in default of its obligations under any Master Franchise Agreement.

SCHEDULE 3

m.	Except as set forth in the Disclosure Letter, to Seller’s knowledge, all agreements between any Master Franchisee and any third party (including franchisees of the Master Franchisee) are in full force and effect, and there is no material breach or material default by any party thereunder.

n.	To Seller’s knowledge, there is no threatened or pending investigation by any Governmental Body concerning unlawful business practices, operations or policies of any Master Franchisee.

o.	To Seller’s knowledge, no Master Franchisee (i) currently has any criminal record, or (ii) is currently identified on any list maintained by the U.S. Treasury Department’s Office of Foreign Assets Control as being subject to any restriction, sanction or prohibition by the United States government.

p.	To Seller’s knowledge, since July 1, 2012, no Master Franchisee nor any officer, director, owner or employee of any Master Franchisee has made, or has offered to make, any gift, bribe, inducement, kick-back or other improper payment to or on behalf of any person, including anyone representing, or claiming to represent, any Government Authority, in connection with the Business.

q.	Except for the Franchise Agreements, the Master Franchise Agreements, and as set forth in the Disclosure Letter, there is no written agreement by the Company giving any Third Party any currently effective right of first refusal, right of first offer, or similar right or option to operate an ALPHAGRAPHICS® franchised Business anywhere in the world.

20.	Material Suppliers

a.	All agreements with the Material Suppliers are in writing. Accurate, complete and current agreements with Material Suppliers have been included in the Data Room.

b.	All agreements with Material Suppliers are in full force and effect, and neither the Company, nor, to the Seller’s knowledge, any Material Supplier has defaulted in its obligations under any such agreement. The Company has received no written notice claiming that the Company has breached or defaulted in its obligations under any Material Supplier agreement.

c.	No Material Supplier will be entitled to terminate, suspend or vary the terms of any contract with the Company as a result of this Agreement or the transactions contemplated hereby, and no Material Supplier is required to acknowledge or consent to the change of control of the Company.

d.	All agreements with Material Suppliers have been concluded on an arm’s-length basis, and there are no rebates, refunds, discounts or other concessions payable to or by the Company or the Material Supplier or otherwise in connection with the relevant agreement that are not clearly set forth in the relevant agreement and properly accounted for in the Accounts.

e.	None of the Seller, the Seller’s Owner or any member of the Ownership Group, or any of their directors, officers or employees, owns or is employed by a Material Supplier.

SCHEDULE 3

21.	Guarantees and Indemnities

a.	Except as set forth in the Disclosure Letter, there is no outstanding guarantee, indemnity, grant of suretyship or security given by the Company on behalf of any person, including the Seller, the Seller’s Owner, or any member of the Ownership Group, or any director, officer or employee of any of them.

b.	Except as set forth in the Disclosure Letter, none of the Company’s Assets has been pledged to or used by the Seller, the Seller’s Owner, or any member of the Ownership Group as collateral security for such person’s obligations, whether for the repayment of borrowed money or otherwise.

22.	Borrowings and Bank Facilities

a.	Aside from overdraft facilities associated with the Company’s operating accounts, trade debt payable in the ordinary course and capital leases reflected in the Accounts, the Company has no debt.

b.	The Company has not exceeded the amount of its overdraft facility, nor is it in breach of the terms of any other loan or credit facility, and the total amount borrowed by the Company from any source whatever does not exceed any limitation on its borrowing contained in the Company’s constitutive documents, loan agreements, or any other agreement to which the Company is a party.

c.	Except as set forth in the Disclosure Letter, full and accurate details of all overdraft, loan and other credit facilities of the Company have been provided by the Seller to the Purchaser, and no amount of such overdraft, loan or other credit facility is outstanding other than what is in the ordinary course of business consistent with past practice, and neither the Seller nor the Company has done anything or omitted to do anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

d.	Without limiting the generality of Item 20.c above, as of and after Closing, the Company will have no arrangement with the Seller, the Seller’s Owner or any member of the Ownership Group for borrowing money or extending credit.

23.	Trading and Contractual Arrangements

a.	Except as set forth in the Disclosure Letter, the Company has not granted credit terms to any Franchisee, Master Franchisee or any other person exceeding 30 days, other than in the ordinary course of business consistent with past practice.

b.	Except as set forth in the Disclosure Letter, to Seller’s knowledge, no debtor of the Company is in default of any payment terms, or any other facts or circumstances existing at the date of this Agreement which might give rise to any such default, except for what is ordinary course of business consistent with past practice.

c.	The Company is not party to any agreement, except as set forth in the Disclosure Letter, that contains:

i.	Any partnership or joint venture arrangement;

SCHEDULE 3

ii.	Any arrangement that may be terminated by another party or under which the amounts payable by Company under such contract increase as a result of a change in the control, management or shareholders of the Company;

iii.	Any non-competition, exclusivity or non-solicitation covenant, or any other limitation on the ability to engage in any business or to pursue any customer or to purchase from any supplier in any jurisdiction (except only for the “protected area” terms of the Franchise Agreements and Master Franchise Agreements);

iv.	Any commitment to continue in any line of business, or to maintain a business in a particular location, or not to alter a business practice;

v.	Any arrangement or agreement entered into outside the ordinary course of business;

vi.	Any arrangement or agreement that is known to Seller to be suffering from any invalidity or in respect of which there are grounds for termination, rescission, avoidance or repudiation by any other party which may have a material adverse impact on the Company or the Business;

vii.	Any arrangement that involves payment by reference to fluctuations in any interest rate, index of retail prices or other index, or the rate of the exchange of currencies (except as may be set forth in the Franchise Agreements or the Master Franchise Agreements);

viii.	Any agreement granting any person a right to acquire any business or material asset of the Company (other than goods and services sold in the ordinary course of business).

d.	Except as set forth in the Disclosure Letter , no offer, tender or the like has been given or made by the Company on or before the date of this Agreement and remains outstanding that is capable of giving rise to a contract merely by the unilateral act of another person.

e.	Except as set forth in the Disclosure Letter, there is no agreement between the Company and the Seller or any member of the Ownership Group or any of their officers, directors or employees (or any parent, spouse or child of any of them) for the provision of goods, services or otherwise that will not be terminated at Closing without further liability by the Company.

24.	Business since the Audited Accounts Date

a.	Since the Audited Accounts Date and except as set forth in the Disclosure Letter:

i.	The Company has conducted the Business in the ordinary and usual course so as to maintain the same going concern without any interruption or alteration in the nature, scope or manner of the Business or the Assets.

ii.	Except as set out in the Management Accounts or as contemplated by the Excess Cash Distribution, the Company has not declared, resolved to declare, or paid any dividend, distribution or other payment from the Company’s capital to the Seller, the Seller’s Owner or any member of the Ownership Group.

SCHEDULE 3

iii.	The Company has not entered into guarantee, indemnity or suretyship to pay funds or otherwise perform in the event of default in payment or performance by any person.

iv.	The Company has not granted any power of attorney, proxy or similar authority to carry out any transaction to any individual (other than an officer or Director of the Company) or entity.

v.	No broker, finder, intermediary or other third party has any claim for payment as a result of this Agreement or the transactions contemplated hereby for which the Purchaser or the Company may become liable.

vi.	There has been no material deterioration in the financial condition or performance of the Company, and, to Seller’s knowledge, no facts or circumstances exist which might reasonably be expected to cause such a deterioration.

vii.	No loan has been made by the Company to any Director, officer or Employee or to any Third Party.

viii.	No acquisition, disposition or grant of any interest in any real property involved in the Business has occurred.

ix.	There has been no refinancing of the Company, nor any application for the admission of any shares of the Company to any stock or investment exchange.

x.	No changes have been made to any accounting policy, method or practice.

xi.	No event or circumstance that would have constituted a Material Adverse Change has occurred.

xii.	The Company has not committed or agreed to do any of the foregoing.

25.	Relationship between the Company and the Seller, Seller’s Owner and other members of the Ownership Group

a.	As of Closing, the Company will have properly terminated all of its contracts and other arrangements with Seller, the Seller’s Owner, all other members of the Ownership Group, BCP and any their Affiliates, and none of them has, or will come to have, any claim against the Company, the Assets or the Business for the payment of money or the performance of any undertaking after Closing.

26.	Brokers

a.	There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Purchaser or its Affiliates would be liable or to which the Company is bound.

SCHEDULE 3

27.	Disclosure

a.	Except for the representations and warranties expressly set forth in this Schedule 3 (as modified by the Disclosure Letter and the Current FDDs filed by the Company), neither Seller nor any member of the Ownership Group, nor any of their respective directors, officers, employees, Affiliates, shareholders, partners, members, managers or representatives (or any Affiliate of any of the foregoing), or any other person or entity on behalf of any of the foregoing makes or has made any representation or warranty, either express or implied (or written or oral) upon which the Purchaser is relying or has relied. Without limiting the generality of the foregoing, neither Seller nor any member of the Ownership Group, nor any of their respective directors, officers, employees, Affiliates, shareholders, partners, members, managers or representatives (or any Affiliate of any of the foregoing) shall have or be subject to any liability or obligation to the Purchaser or any of its Affiliates (or any Purchaser Indemnified Persons) or any other person or entity resulting from the distribution to or use by any of them of, any of the Due Diligence provided or made available in the Data Room to the Purchaser or any of its directors, officers, employees, Affiliates, shareholders, partners, members, managers or representatives (or any Affiliate of any of the foregoing) or any other person or entity (including any information, documents or material made available in the Data Room, management presentations or in any other form in expectation of or in any way relating to the Transaction) at any time (whether prior to, on or after the execution of the Agreement); provided, however, that this limitation shall not otherwise bar an otherwise valid claim by a Purchaser Indemnified Person for indemnification under Section 9 of this Agreement.

SCHEDULE 3